Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GREEN MOUNTAIN COFFEE ROASTERS, INC.,

KARMA MERGER SUB, INC.

KEURIG, INCORPORATED

AND

THE SECURITYHOLDER REPRESENTATIVE, IN SUCH

CAPACITY, NAMED HEREIN

Dated as of May 2, 2006

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	The Merger	1
1.2	Effective Time; Closing	1
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	2
1.6	Conversion of Securities	3
1.7	Surrender of Certificates.	8
1.8	No Further Ownership Rights in Company Stock	10
1.9	Lost, Stolen or Destroyed Certificates	10
1.10	Payment at Closing of Unpaid Company Transaction Expenses and Closing Date Company Indebtedness	10
1.11	Post-Closing Adjustment of Purchase Price	11
1.12	Securityholder Representative	13
1.13	Further Action	16

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		16
2.1	Organization; Standing and Power; Organizational Documents; Subsidiaries	16
2.2	Capital Structure	17
2.3	Authority; Non-Contravention; Necessary Consents.	18
2.4	Financial Statements	20
2.5	Liabilities; Indebtedness	20
2.6	Absence of Certain Changes or Events	21
2.7	Taxes.	22
2.8	Intellectual Property	23
2.9	Compliance; Permits.	26
2.10	Litigation	27
2.11	Brokers' and Finders' Fees; Fees and Expenses	27
2.12	Employee Benefit Plans	27
2.13	Title to Properties	29
2.14	Environmental Matters	29
2.15	Contracts	30
2.16	Disclosure	32
2.17	Fairness Opinion	32
2.18	Insurance	33
2.19	Product Liability	33
2.20	Inventories	33
2.21	Affiliate Transactions	33

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		34
3.1	Organization; Standing and Power; Organizational Documents	34
3.2	Authority; Non-Contravention; Necessary Consents	34
3.3	Availability of Funds	35
3.4	Disclosure	35

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3.5	Board Approval	36
3.6	Parent Ownership of Company Stock	36

ARTICLE IV CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME OF THE MERGER		36
4.1	Conduct of Business by the Company	36

ARTICLE V ADDITIONAL AGREEMENTS		39
5.1	Vote of Company Stockholders	39
5.2	Board Recommendation	40
5.3	Acquisition Proposals	40
5.4	Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants	42
5.5	Public Disclosure	43
5.6	Regulatory Filings; Reasonable Efforts	43
5.7	Company Stock Options and Company Warrants	45
5.8	Employee Benefits	47
5.9	Director, Officer and Employee Liability; Insurance	48
5.10	FIRPTA Compliance	49
5.11	Merger Sub Compliance	49
5.12	Financing Arrangements	49
5.13	Escrow Agreement	50
5.14	No Transfers by Parent of Company Stock	50

ARTICLE VI CONDITIONS TO THE MERGER		50
6.1	Conditions to the Obligations of Each Party to Effect the Merger	50
6.2	Additional Conditions to the Obligations of the Company	50
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	51

ARTICLE VII INDEMNIFICATION		52
7.1	Survival of Representations and Warranties	52
7.2	Indemnification by Company Securityholders	52
7.3	Indemnification by Parent	53
7.4	Indemnification Claims Procedure	53
7.5	Third Party Claims	54
7.6	Limits on Indemnification	55
7.7	Treatment of Indemnification Payments to Parent Indemnified Parties	56
7.8	Effect of Investigation, Disclosure or Knowledge	56
7.9	Escrow Funds and This Article VII as Sole and Exclusive Remedy; Cap on Parent Indemnification Obligation for Certain Breaches	56

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		57
8.1	Termination	57
8.2	Notice of Termination; Effect of Termination	58
8.3	Fees and Expenses	58
8.4	Termination Fee	59
8.5	Amendment	59
8.6	Extension; Waiver	59

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ARTICLE IX GENERAL PROVISIONS		59
9.1	Notices	59
9.2	Interpretation; Knowledge	61
9.3	Additional Definitions	61
9.4	Terms Defined Elsewhere	63
9.5	Counterparts	66
9.6	Entire Agreement; Third-Party Beneficiaries	66
9.7	Severability	67
9.8	Other Remedies	67
9.9	Governing Law Jurisdiction	67
9.10	Rules of Construction	67
9.11	Assignment	67
9.12	No Waiver	68
9.13	Waiver of Jury Trial	68
9.14	Enforcement	68
9.15	Currency	68
9.16	Facsimile Signature	68

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2006, by and among Green Mountain Coffee Roasters, Inc., a Delaware corporation (“Parent”), Karma Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Keurig, Incorporated, a Delaware corporation (the “Company”), and the Securityholder Representative (as defined below).

RECITALS

A. The respective boards of directors of each of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Merger be consummated and have approved this Agreement and the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions set forth herein pursuant to the Delaware General Corporation Law (the “DGCL”).

B. The Board of Directors of the Company has resolved to recommend to its stockholders approval and adoption of this Agreement.

C. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement.

D. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, (i) Merger Sub shall be merged with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub shall cease, and (iii) the Company shall continue as the surviving corporation (the Company, as the surviving corporation in the Merger, is sometimes referred to as the “Surviving Corporation”) and wholly-owned subsidiary of Parent.

1.2 Effective Time; Closing.

(a) As soon as practicable on the Closing Date, and subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date.

(b) Subject to the satisfaction or, to the extent permitted by applicable law, waiver of all the conditions to closing contained in Article VI hereof (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, MA 02108, no later than the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Sections 6.1(a) and 6.1(c), but not before June 15, 2006 unless the parties otherwise agree in writing, or at such other time, date and location as the parties may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: “The name of the corporation is Keurig, Incorporated.”; provided further, that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall comply with Section 5.9. At the Effective Time, the Bylaws of the Company (the “Bylaws”) shall be amended and restated to be identical to the bylaws of Merger Sub, and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law; provided, however, that, at the Effective Time, the Bylaws of the Surviving Corporation shall comply with Section 5.9.

1.5 Directors and Officers. From and after the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub serving immediately prior to the Effective Time, until their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The initial officers of the Surviving Corporation shall be the officers of the Company serving immediately prior to the Effective Time, until their resignation or removal or their respective successors are duly appointed.

1.6 Conversion of Securities.

(a) Certain Definitions. The following terms shall have the following definitions:

“Aggregate Preferred Priority Amount” shall mean the aggregate amount of all Preferred Per Share Priority Payments.

“Charter” shall mean the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 4, 2002, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 30, 2003.

“Closing Date Company Indebtedness” shall mean the amount of Company Indebtedness immediately prior to the Closing, as certified by the Company’s Chief Financial Officer.

“Closing Date Purchase Price” shall mean an amount equal to the Purchase Price minus the Escrow Amount.

“Company Common Stock” shall mean shares of Common Stock, par value $0.01 per share, of the Company.

“Company Indebtedness” shall mean, without double counting, (i) all liabilities and obligations, contingent or otherwise, of the Company, including, without limitation, penalties, interest and premiums: (A) in respect of borrowed money, (B) evidenced by bonds, notes, debentures, or similar instruments, (C) for the payment of money relating to a capitalized lease obligation, or (D) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit (excluding the cash collateralized standby letter of credit comprising the Company’s security deposit in respect of its headquarters lease); and (ii) all liabilities and obligations of others of the kind described in the preceding clause (i) that the Company has guaranteed or which are secured by an encumbrance on any assets or property of the Company (excluding the Company’s guarantee of the corporate American Express credit cards provided to certain Company employees for which the Company guarantees payment on behalf of such Company employees).

“Company Option” shall mean an option to purchase shares of Company Common Stock granted under one of the Option Plans.

“Company Preferred Stock” shall mean, collectively, shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Company Securities” shall mean, collectively, Company Stock (other than Company Stock held by Parent or Merger Sub), Vested Company Options and Company Warrants.

“Company Securityholders” shall mean the holders of Company Securities (other than Parent and Merger Sub) outstanding immediately prior to the Effective Time.

“Company Stock” shall mean, collectively, shares of Company Common Stock and Company Preferred Stock.

“Company Transaction Expenses” shall mean any and all legal, accounting, consulting, investment banking, financial advisory and other out-of-pocket fees and expenses payable by the Company (including amounts payable under the 2006 SMT Cash Bonus Sale Incentive Program described in Section 2.2(b) of the Company Disclosure Schedule), in each case in connection with this Agreement, the Merger or any of the transactions contemplated hereby.

“Company Warrants” shall have the meaning set forth in Section 2.2(c).

“Escrow Amount” means $20,000,000.

“Option Plans” shall mean, collectively, the Company’s 2005 Stock Option Plan and 1995 Stock Option Plan, each as amended.

“Per Share Merger Consideration” shall mean (1) with respect to a share of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub), an amount equal to the quotient obtained by dividing (a) the Total Common Consideration by (b) the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub) plus (ii) the number of shares of Company Common Stock subject to Company Options outstanding immediately prior to the Effective Time plus (iii) the number of shares of Company Common Stock subject to Company Warrants outstanding immediately prior to the Effective Time plus (iv) the number of shares of Company Common Stock into which all shares of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding shares of Company Preferred Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub) would be converted were such shares of Company Preferred Stock converted at such time into shares of Company Common Stock pursuant to Article Fourth, Subpart I, § 5 of the Charter; and (2) with respect to a share of Company Preferred Stock outstanding immediately prior to the Effective Time (excluding shares of Company Preferred Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub), an amount equal to the consideration payable in respect of such share of Company Preferred Stock upon the Merger in accordance with the Charter, which is the sum of (a) the applicable Preferred Per Share Priority Payment plus (b) the product of (i) the quotient obtained in (1) above multiplied by (ii) with respect to a share of Series A Preferred Stock, 1.00, with respect to a share of Series B Preferred Stock, 1.07558, and with respect to a share of Series C Preferred Stock, 1.00.

“Preferred Per Share Priority Payment” shall equal, with respect to each share of Company Preferred Stock outstanding immediately prior to the Effective Time (other than shares of Company Preferred Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub), the amount described in the Charter to which a holder of such share is entitled to receive upon a merger or consolidation of the

Company, which for the Series A Preferred Stock is $4.8497 per share; for the Series B Preferred Stock is $4.8497 per share, plus the per share amount of all accrued and unpaid dividends on shares of Series B Preferred Stock, calculated as set forth in Article Fourth, Subpart I, § 1.01(a) of the Charter, through the date immediately preceding the date on which the Effective Time occurs; and for the Series C Preferred Stock is $2.9099 per share, plus the per share amount of all accrued and unpaid dividends on shares of Series C Preferred Stock, calculated as set forth in § 1.01(b) of the Charter, through the date immediately preceding the date on which the Effective Time occurs.

“Purchase Price” shall mean One Hundred Four Million Two Hundred Fifty Thousand United States Dollars ($U.S. 104,250,000), provided, that, if at or prior to the Closing Parent transfers any of its shares to any third party and as a result of such transfer Parent owns fewer shares of Company Stock than the number of such shares set forth in Section 3.6, then without limitation of any other rights or remedies available to the Company hereunder, the Purchase Price shall be commensurately increased to reflect such reduced ownership.

“Series A Preferred Stock” shall mean shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“Series B Preferred Stock” shall mean shares of the Company’s Series B Convertible Redeemable Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock” shall mean shares of the Company’s Series C Convertible Redeemable Preferred Stock, par value $0.01 per share.

“Total Common Consideration” shall equal (a) the sum of (i) the Closing Date Purchase Price plus (ii) the aggregate exercise price of all Company Options and Company Warrants outstanding immediately prior to the Effective Time, minus (b) the sum of (i) the Aggregate Preferred Priority Amount, (ii) Closing Date Company Indebtedness, if any, and (iii) the amount of Unpaid Company Transaction Expenses, if any; provided, however, that solely for purposes of the definition of Per Share Merger Consideration as used in Section 5.7(a)(ii), clause (a)(i) of this definition of Total Common Consideration shall read “the Purchase Price” (rather than “the Closing Date Purchase Price”).

“Unpaid Company Transaction Expenses” shall mean Company Transaction Expenses remaining unpaid immediately prior to the Closing, and shall also include the Opinion Fee referred to in Section 3(b) of the SGAS Engagement Letter notwithstanding the payment thereof prior to the Closing.

“Vested Company Options” shall mean Company Options to the extent vested and exercisable immediately prior to the Effective Time.

(b) Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Securityholders, the following shall occur:

(i) Company Stock. Each share of Company Stock issued and outstanding immediately prior to the Effective Time (including any shares of Company Common

Stock issued upon exercise or conversion at that time of any Company Option, Company Warrant or share of Company Preferred Stock), other than any shares of Company Stock to be canceled pursuant to Section 1.6(b)(ii) and any Dissenting Shares, will be canceled and extinguished and automatically converted into the right to receive the applicable Per Share Merger Consideration, without interest, together with any additional consideration which may be payable in respect of such share of Company Stock pursuant to the Escrow Agreement and this Agreement, upon surrender of the Certificate formerly representing such share of Company Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and indemnity, if required, in the manner provided in Section 1.9).

(ii) Cancellation of Treasury and Parent Owned Stock. Each share of Company Stock that, immediately prior to the Effective Time, is (A) owned by the Company, Parent or Merger Sub, or any direct or indirect wholly-owned Subsidiary of the Company, Parent or Merger Sub or (B) held in the treasury of the Company, shall be canceled and extinguished without any conversion thereof, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privilege as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(iv) Dissenting Shares.

(A) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock (other than shares of Company Stock to be canceled pursuant to Section 1.6(b)(ii)) outstanding immediately prior to the Effective Time, eligible under the DGCL to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost such appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock as provided in Section 1.6(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL.

(B) Notwithstanding the provisions of Section 1.6(b)(iv)(A), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Section 262 of the DGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Stock shall automatically be converted into and represent only the right to receive the applicable Per Share Merger Consideration in respect of such shares of Company Stock as provided in Section 1.6(b)(i), without interest, upon surrender of the Certificate formerly representing such shares of Company Stock.

(C) The Company shall (i) comply with the requirements of Section 262 of the DGCL, (ii) give Parent prompt written notice of any written demand received by the Company pursuant to Section 262 of the DGCL, or withdrawals of such demands, and promptly provide copies of any documents or instruments served pursuant to Section 262 of the DGCL and received by the Company, and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld.

(c) Company Options and Company Warrants. At the Effective Time, Company Options and Company Warrants outstanding immediately prior to the Effective Time shall be treated as provided in Sections 5.7(a) and 5.7(b), respectively.

(d) Escrow.

(i) General; Proportionate Percentage. At the Effective Time, as part of the Purchase Price payable to Company Securityholders hereunder, Parent shall deposit, or cause to be deposited, with the Escrow Agent, an amount in cash equal to the Escrow Amount to be held in escrow upon the terms and conditions set forth in the escrow agreement substantially in the form attached as Exhibit A hereto (the “Escrow Agreement”), to be entered into at the Closing by and among Parent, the Securityholder Representative, on behalf of the Company Securityholders, and The Bank of New York or such other escrow agent mutually acceptable to Parent, the Company and the Securityholder Representative, as escrow agent (the “Escrow Agent”), providing Parent with recourse against amounts held in escrow by the Escrow Agent, as such funds may be adjusted from time to time in accordance with the terms of this Agreement and the Escrow Agreement (the “Escrow Funds”), to satisfy the Company Securityholders’ indemnification obligations under Article VII of this Agreement and the Company Securityholders’ obligations, if any, under Section 1.11(e)(ii) of this Agreement, subject to the terms and conditions set forth in the Escrow Agreement and this Agreement. With respect to each Company Securityholder, for purposes of determining the amount of cash consideration payable hereunder to such Company Securityholder to be included as part of the Escrow Amount delivered to the Escrow Agent pursuant to this Section 1.6(d)(i), each Company Securityholder will be deemed to have contributed his, her or its Proportionate Percentage of the Escrow Amount. “Proportionate Percentage” shall mean, with respect to each Company Securityholder, a fraction, expressed as a percentage, the numerator of which is (x) the aggregate Per Share Merger Consideration (minus the aggregate Preferred Per Share Priority Payments included in such aggregate Per Share Merger Consideration), Option Consideration and Warrant Consideration payable to such Company Securityholder after the Effective Time pursuant to Sections 1.6, 5.7(a)(i) and 5.7(b) hereof, and the denominator of which is (y) the aggregate Per Share Merger Consideration (minus the Aggregate Preferred Priority Amount), Option Consideration and Warrant Consideration payable to all Company Securityholders after the Effective Time pursuant to Sections 1.6, 5.7(a)(i) and 5.7(b) hereof. On or before the Effective Time, the Company will provide the Escrow Agent with a schedule setting forth each Company Securityholder’s name, current address as reflected in the Company’s records, current taxpayer identification or social security number as reflected in the Company’s records and such Company Securityholder’s Proportionate Percentage and the resultant dollar portion of the Escrow Amount deemed contributed by such Company Securityholder.

(ii) Investment of Escrow Amount. The Escrow Amount shall be held in a segregated interest-bearing account. The interest, earnings and income that accrue upon the Escrow Funds during the period of time during which the Escrow Funds are held in such account (the “General Escrow Earnings”) shall be deemed to be part of the Escrow Funds. The Escrow Amount and General Escrow Earnings shall be initially invested by the Escrow Agent in a U.S. Treasury money market fund and in such other securities as may be directed in writing by both Parent and the Securityholder Representative pursuant to the terms of the Escrow Agreement.

(iii) Release of Escrow Funds. The Escrow Funds (or any portion thereof) shall be distributed to Company Securityholders, Parent or the Securityholder Representative, as applicable, at the times, and upon the terms and conditions set forth in the Escrow Agreement.

The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and receipt of the Required Stockholder Approvals shall constitute approval by the Company Securityholders, as specific terms of the Merger, of, and the irrevocable agreement of such Company Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including without limitation the deposit with the Escrow Agent of such Company Securityholder’s Proportionate Percentage of the Escrow Amount as a part of the Purchase Price payable to such Company Securityholder hereunder, the indemnification obligations of the Company Securityholders as set forth in Article VII hereof, the Company Securityholders’ obligations, if any, under Section 1.11(e)(ii) of this Agreement, and the appointment and sole authority to act on behalf of the Company Securityholders of the Securityholder Representative, as provided for herein and in the Escrow Agreement.

1.7 Surrender of Certificates.

(a) Cash Deposit With Paying Agent. At the Effective Time, Parent shall deposit, or cause to be deposited, in cash, with The Bank of New York (the “Paying Agent”), for the benefit of the Company Securityholders such amount as is required to make payment of the aggregate amount of Per Share Merger Consideration payable pursuant to Section 1.6(b) and the aggregate amount of Option Consideration and Warrant Consideration payable pursuant to Section 5.7. Cash deposited with the Paying Agent shall hereinafter be referred to as the “Paying Agent Fund”.

(b) Surrender and Exchange Procedures. Within two business days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Stock whose shares were converted into the right to receive the applicable Per Share Merger Consideration pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent may specify, including provisions whereby the holder of record of such Certificate(s) irrevocably agrees to, and to be bound by, the provisions hereof relating to the Securityholder Representative (including without limitation the appointment of the Securityholder Representative as such holder’s representative and attorney-in-fact as provided herein), the deposit with the Escrow Agent of such holder’s Proportionate Percentage of the Escrow Amount as a deduction from the cash consideration payable to such holder hereunder, the provisions of Article VII and the Escrow Agreement), and (ii) instructions for use in effecting the surrender of the Certificates (including a means of hand-delivery) in exchange for the applicable Per Share Merger Consideration. In addition, at the Closing, Parent shall make available to any holders of Company Stock attending the Closing the documents set forth in clauses (i) and (ii) of the preceding sentence. Upon the surrender of Certificates for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto to the reasonable satisfaction of Parent and the Paying Agent, the holder of record of such Certificates shall be entitled to receive, and the Paying Agent shall (and Parent shall cause the Paying Agent to) pay to such holder, in exchange therefor the applicable Per Share Merger Consideration, without interest, in respect of each share of Company Stock formerly represented thereby, and the Certificates so surrendered shall forthwith be canceled. If payment in respect of any Certificate is to be made to a Person other than the Person in whose name such Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on such Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Parent and the Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate have been paid or are not applicable. Until surrendered, outstanding Certificates (other than Certificates representing shares of Company Stock described in Section 1.6(b)(ii) and any Dissenting Shares) will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the applicable Per Share Merger Consideration, in cash, without interest, into which such shares of Company Stock shall have been so converted.

(c) Required Withholding. Each of the Paying Agent, the Escrow Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Company Securityholders such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended, and any Treasury Regulations issued thereunder (the “Code”), or under any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(d) No Liability. Notwithstanding anything to the contrary in this Section 1.7, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a Company Securityholder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Investment of Paying Agent Fund. The Paying Agent may invest any cash included in the Paying Agent Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company Securityholders pursuant to this Agreement, for which Parent shall remain fully liable. Any interest and other income resulting from such investment (i) shall become a part of the Paying Agent Fund, and (ii) any amounts in excess of the amounts payable in accordance with this Agreement to the holders of Company Securities outstanding immediately prior to the Effective Time shall promptly be paid to Parent or the Surviving Corporation, as the case may be, and no part thereof shall accrue to the benefit of the holders of Company Securities.

(f) Termination of Paying Agent Fund. Any portion of the Paying Agent Fund that remains undistributed nine months after the Effective Time shall, at the request of Parent, be delivered to Parent or otherwise according to the instruction of Parent, and any holders of any Certificate who have not surrendered such Certificate in compliance with this Section 1.7, and any former holders of Vested Company Options or Company Warrants who have not delivered the appropriate documentation as provided in Section 5.7 in order to receive the Option Consideration or Warrant Consideration to which such holders are entitled pursuant to Section 5.7, shall, after such delivery of such undistributed portion of the Paying Agent Fund to Parent, look only to Parent and the Surviving Corporation for the payment, pursuant to Sections 1.6 and 1.7, of the applicable Per Share Merger Consideration in respect of each share of Company Stock formerly represented by such Certificate or, pursuant to Section 5.7, of such Option Consideration or Warrant Consideration.

1.8 No Further Ownership Rights in Company Stock. All cash paid upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof and all cash deposited with the Escrow Agent in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock, and from and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Effective Time (including the shares of Company Common Stock issuable upon conversion of any shares of Company Preferred Stock or exercise of any Company Option or Company Warrant). From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Company Stock formerly represented thereby, except as otherwise provided herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall, and Parent shall cause the Paying Agent to, distribute in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof and indemnity to the Paying Agent (if required), the applicable Per Share Merger Consideration payable, in cash, without interest, to such holder pursuant to Section 1.6 in respect of such shares of Company Stock formerly represented by such lost, stolen or destroyed Certificate.

1.10 Payment at Closing of Unpaid Company Transaction Expenses and Closing Date Company Indebtedness. If the Company lacks sufficient funds on hand to pay at the Closing any Unpaid Company Transaction Expenses or Closing Date Company Indebtedness and the Company shall have so advised Parent at least two business days prior to the Closing, then Parent shall, concurrently with the Closing, either provide the Company with the funds to pay such Unpaid Company Transaction Expenses and Closing Date Company Indebtedness (and the Company will apply such funds to make such payment at the Closing), or at the Closing Parent shall disburse such funds directly to pay such Unpaid Company Transaction Expenses and Closing Date Company Indebtedness, so that, in either case, immediately after such payment by the Company or Parent, there will be no Unpaid Company Transaction Expenses and no Company Indebtedness.

1.11 Post-Closing Adjustment of Purchase Price.

(a) (i) Within 60 days after the Closing Date, the Company’s continuing management team, including the Company’s Chief Executive Officer and Chief Financial Officer immediately prior to the Closing (“Continuing Management”), shall present to Parent and the Securityholder Representative, on behalf of the Company Securityholders, its determination of Closing Net Working Capital, together with appropriate supporting documentation. Parent and the Securityholder Representative shall use their reasonable efforts to agree upon the Closing Net Working Capital within 20 days after Parent receives Continuing Management’s determination of the Closing Net Working Capital. In connection with their review of the Continuing Management’s determination of the Closing Net Working Capital, Parent and the Securityholder Representative and their respective Representatives shall have reasonable access to all of the Company’s properties, books, Contracts, records and personnel related to the Continuing Management’s determination of Closing Net Working Capital.

(b) As used in this Section 1.11, “Closing Net Working Capital” shall mean, as of the close of business on the Closing Date, (i) all the current assets of the Company (as determined in accordance with generally accepted accounting principles (“GAAP”) applied on a basis consistent with the Company Balance Sheet and the Financial Statements, including with respect to revenue recognition methodologies), minus (ii) all the current liabilities of the Company (as determined in accordance with GAAP applied on a basis consistent with the Company Balance Sheet and the Financial Statements); provided, however, that, for purposes of determining Closing Net Working Capital, current liabilities shall not include the amount of any Unpaid Company Transaction Expenses and Closing Date Company Indebtedness which was deducted from the Closing Date Purchase Price in determining Total Common Consideration.

(c) If Parent and the Securityholder Representative do not agree upon the amount of the Closing Net Working Capital within 20 days after Parent receives Continuing Management’s determination of Closing Net Working Capital, thereafter either Parent or the Securityholder Representative may direct Deloitte & Touche LLP or, if such firm is unable or unwilling to act in the capacity contemplated hereby, such other independent public accounting firm as shall be agreed in writing by the Securityholder Representative and Parent (Deloitte & Touche LLP, or such other independent public accounting firm, the “Independent Accounting Firm”) to determine the disputed Closing Net Working Capital. If the issues in dispute are submitted to the Independent Accounting Firm for resolution: (i) Parent and the Securityholder Representative will each furnish to the other and to the Independent Accounting Firm such work papers and other documents and information relating to the disputed issues as the other or the Independent Accounting Firm may reasonably request which are available to that party or parties, or its or their independent public accountants, and will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the determination and to discuss the determination with the Independent Accounting Firm; and (ii) the Independent Accounting Firm shall consider only those items or amounts in the calculation of Closing Net Working Capital as to which the Parent and the Securityholder Representative have disagreed.

(d) The Securityholder Representative and Parent shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render and deliver to the Securityholder Representative and Parent a written determination resolving the matters submitted to it and the resultant Closing Net Working Capital (the “Accountants’ Determination”) within 20 days after the Securityholder Representative or Parent first gives notice that it is directing the Independent Accounting Firm to determine the disputed Closing Net Working Capital. The Accountants’ Determination shall be binding and conclusive on all parties and not subject to appeal or any proceeding of any type brought by any party, and the Securityholder Representative and Parent agree that judgment may be entered upon the Accountants’ Determination in any court of competent jurisdiction. The fees and expenses of the Independent Accounting Firm, and the fees and expenses of the other party’s Representatives incurred in connection with any dispute resolution pursuant to this Section 1.11, shall be borne by the Company Securityholders and Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the Accountants’ Determination is rendered. To the extent the Company Securityholders are required to bear any fees and expenses of the Independent Accounting Firm or of any Representatives of Parent or of the Securityholder Representative as provided in this Section 1.11(d), the amount of such fees and expenses shall be paid from the Escrow Funds on a current basis upon request of the Securityholder Representative in accordance with the Escrow Agreement. To the extent Parent is required to bear any fees and expenses of any Representatives or of the Securityholder Representative as provided in this Section 1.11(d) and such fees and expenses were previously paid from the Escrow Funds, Parent shall forthwith replenish the Escrow Funds to the extent of such fees and expenses so previously paid.

(e) The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i) if the Closing Net Working Capital as agreed or finally determined pursuant to this Section 1.11 exceeds $7,500,000 (the “Reference Amount”) by an amount greater than $200,000, the Purchase Price shall be adjusted upwards in an amount equal to the product of (A) the amount equal to the difference between the Closing Net Working Capital as so finally agreed or determined and the Reference Amount multiplied by (B) the difference (such difference, the “Unowned Percentage”) between (x) one (1.00) and (y) a fraction, expressed as a percentage, the numerator of which is (I) the number of shares of Company Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, immediately prior to the Effective Time, assuming the conversion into Company Common Stock at such time of all shares of Company Preferred Stock owned by Parent or Merger Sub, or by any direct or indirect wholly owned Subsidiary of Parent or Merger Sub, and the denominator of which is (II) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, assuming the conversion into or exercise for Company Common Stock at such time of all Company Preferred Stock, Company Options (whether or not vested) and Company Warrants (such amount, together with interest thereon pursuant to Section 1.11(f), the “Excess Working Capital Payment”). In such event, Parent (x) shall pay the Excess Working Capital Payment to the Paying Agent for distribution to the Company Securityholders (other than holders of any Dissenting Shares) and (y) within five business days after receipt by the Paying Agent of the Excess Working Capital Payment, the Paying Agent shall, and Parent shall cause the Paying Agent to, distribute to each Company Securityholder such Company Securityholder’s Proportionate Percentage of the Excess Working Capital Payment in accordance with payment procedures established by the Paying Agent;

(ii) if the Reference Amount exceeds the Closing Net Working Capital as agreed or finally determined pursuant to this Section 1.11 by an amount greater than $200,000, the Purchase Price shall be adjusted downwards in an amount equal to the product of (A) an amount equal to the difference between the Reference Amount and the Closing Net Working Capital as so finally agreed or determined multiplied by (B) the Unowned Percentage (such amount, together with interest thereon pursuant to Section 1.11(f), the “Working Capital Shortfall Payment”), and in such event, the Working Capital Shortfall Payment shall be paid, and the Securityholder Representative shall direct the Escrow Agent to make such payment, to Parent from the Escrow Funds; and

(iii) if the Reference Amount is neither less than nor greater than the Closing Net Working Capital Amount as agreed or finally determined pursuant to this Section 1.11 by an amount greater than $200,000, no change to the Purchase Price shall be made.

(f) Amounts to be paid by Parent to the Paying Agent or by the Escrow Agent to Parent pursuant to Section 1.11(e) (i) shall bear interest from the Closing Date to the date of such payment at a rate equal to the rate of interest from time to time announced publicly by Bank of America, N.A. as its prime rate, calculated on the basis of a year of 365 days and the number of days elapsed, and (ii) shall be made within three business days of agreement upon, or final determination of, the Closing Net Working Capital pursuant to this Section 1.11, by wire transfer of United States dollars in immediately available funds to the account of the Paying Agent or Parent, as applicable, previously designated by the Paying Agent or Parent, as applicable.

(g) Notwithstanding the foregoing or any other provision of this Agreement, to the extent that any amounts have been included as a current liability or current asset in Closing Net Working Capital, as finally determined or agreed, or, to the extent that the amount of any item has been specifically resolved in the calculation of Closing Net Working Capital, as finally determined or agreed, such amounts shall not be separately recoverable as Losses pursuant to Section 7.2.

1.12 Securityholder Representative.

(a) Immediately upon receipt of the Required Stockholder Approvals, each Company Securityholder shall be deemed to have consented to the appointment of United States Trust Company, N.A., as Trustee of the Memorial Drive Trust, as such Company Securityholder’s representative and attorney-in-fact (the “Securityholder Representative”), with full power of substitution, to act on behalf of the Company Securityholders to the extent and in the manner set forth in this Agreement and the Escrow Agreement. The powers and authority of the Securityholder Representative shall include:

(i) The power and authority to execute as Securityholder Representative this Agreement and the Escrow Agreement;

(ii) The power and authority to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, to be given or received by any Company Securityholder, and each of them (other than notice for service of process relating to any Legal Proceeding, which notice must be given to each Company Securityholder individually, as applicable), and to take any and all action for and on behalf of the Company Securityholders, and each of them, under this Agreement or the Escrow Agreement;

(iii) The power and authority to contest, negotiate, defend, compromise or settle any actual or threatened Legal Proceedings for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Securityholder Representative and solely at the cost, risk and expense of the Company Securityholders, authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof, in satisfaction of any Parent Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, resolve any Parent Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Company Securityholder or necessary in the judgment of the Securityholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv) The power and authority to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Securityholders;

(v) The power and authority to review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Company Securityholders, as contemplated in the Escrow Agreement;

(vi) The power and authority to waive any terms and conditions of this Agreement or the Escrow Agreement providing rights or benefits to the Company Securityholders (other than the payment to Company Securityholders of the Per Share Merger Consideration, the Option Consideration and Warrant Consideration in accordance with the terms hereof and in the manner provided herein); and

(vii) The power and authority to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Securityholder Representative reasonably believes are in the best interests of the Company Securityholders.

(b) All decisions, actions, consents and instructions by the Securityholder Representative shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. Parent and Merger Sub shall be entitled to rely on any decision, action, consent or instruction of the Securityholder Representative as being the decision, action, consent or instruction of the Company Securityholders, and Parent and Merger Sub are hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.

(c) The Securityholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Company Securityholders holding a majority interest (determined with respect to each Company Securityholder’s Proportionate Percentage) in the Escrow Fund at the time of such vote or written consent (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Securityholder Representative, a new Securityholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Securityholder Representative shall be sent to Parent and, after the Effective Time, to the Surviving Corporation, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is received by Parent and, after the Effective Time, the Surviving Corporation; provided that until such notice is received, Parent, Merger Sub and the Surviving Corporation, as applicable, shall be entitled to rely on the decisions, actions, consents and instructions of the prior Securityholder Representative as described in Section 1.12(b).

(d) The Securityholder Representative shall not be liable to the Company Securityholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. Except in cases where a court of competent jurisdiction has made such a finding, the Company Securityholders shall severally (in accordance with their respective Proportionate Percentages) indemnify and hold harmless the Securityholder Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Securityholder Representative under this Agreement, the Escrow Agreement or otherwise. The Securityholder Representative may engage attorneys, accountants and other professionals and experts. The Securityholder Representative may rely conclusively upon information, reports, statements and opinions prepared or presented by such professionals, and any action taken by the Securityholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in the exercise of reasonable judgment.

(e) The Securityholder Representative will serve without compensation but will be reimbursed on a current basis from the Escrow Funds for any expenses incurred or anticipated to be incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel, accountants and other professionals and experts retained by the Securityholder Representative, and will also be entitled to receive from the Escrow Funds amounts payable to the Securityholder Representative in accordance with subsection (d) above. In addition, and without limitation of the foregoing, each Company Securityholder agrees that such Company Securityholders’ Proportionate Percentage of such reasonable expenses (and any amounts payable to the Securityholder Representative in accordance with Subsection (d) above) may be deducted by the Securityholder Representative from amounts distributed to the Company Securityholders from the Escrow Funds prior to delivery of such Escrow Funds to the Company Securityholders.

(f) The Required Stockholder Approvals shall also be deemed to constitute approval of all arrangements relating to the transactions contemplated hereby and to the provisions hereof binding upon the Company Securityholders, including Article VII and the provisions of the Escrow Agreement.

1.13 Further Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of the Merger or otherwise to carry out this Agreement, the officers and directors of Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name of and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article II, subject to such exceptions and disclosures as are set forth in the disclosure schedule supplied by the Company to Parent and dated as of the date hereof (the “Company Disclosure Schedule”) (each section of which shall qualify only the specifically identified sections or subsections hereof to which such Company Disclosure Schedule section relates and shall not qualify any other provision of this Agreement, except to the extent there is a specific cross-reference or it is readily apparent from the face of such disclosure that such disclosure is applicable to such other provision, including as an exception to the representations and warranties in such other provision).

2.1 Organization; Standing and Power; Organizational Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction listed in Section 2.1(a) of the Company Disclosure Schedule, which are the only jurisdictions in which the character of the properties owned, leased or operated by the Company or the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or to be in good standing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Organizational Documents. The Company has delivered or made available to Parent a true and correct copy of the Charter and of the Bylaws, each as amended to date (collectively, the “Company Organizational Documents”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents. The minutes of meetings of the Company’s Board of Directors and stockholders that have been made available for inspection by Parent prior to the date hereof accurately reflect in all material respects the proceedings at such meetings.

(c) No Subsidiaries. Except as set forth on Schedule 2.1(c) of the Company Disclosure Schedule, as of the date hereof, the Company (i) has no Subsidiaries, and (ii) does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and is not under any current or prospective obligation to form or participate in, provide funds to, make any loan to, capital contribution in or other investment in, or assume any liability or obligation of, any Person (excluding the Company’s guarantee of the corporate American Express credit cards provided to certain Company employees).

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 7,100,000 shares of Company Common Stock; and (ii) 2,153,091 shares of Company Preferred Stock, 103,091 of which shares have been designated as Series A Preferred Stock, 500,000 of which shares have been designated as Series B Preferred Stock, and 1,550,000 of which shares have been designated as Series C Preferred Stock. As of the date of this Agreement: (i) 3,412,421 shares of Company Common Stock are issued and outstanding; (ii) 60,342 shares of Series A Preferred Stock are issued and outstanding; (iii) 500,000 shares of Series B Preferred Stock are issued and outstanding; (iv) 1,550,000 shares of Series C Preferred Stock are issued and outstanding; and (v) 60,342, 537,790 and 1,550,000 shares of Company Common Stock are reserved for future issuance upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively. All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Common Stock that may be issued (i) pursuant to the Option Plans, (ii) pursuant to the Company Warrants, and (iii) upon conversion of shares of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Section 2.2(a) of the Company Disclosure Schedule sets forth a list of all record holders of Company Stock as of the date of this Agreement, the address of each such holder as known to the Company on the date hereof, the class, series and number of shares of Company Stock held by such holder and, in the case of shares of Company Preferred Stock held by such holder, the number of shares of Company Common Stock into which such shares of Company Preferred Stock are convertible as of the date hereof. There are no outstanding bonds, debentures or other indebtedness of the Company having the right to vote or convertible or exchangeable for securities having the right to vote. No shares of Company Stock or other equity or ownership interests of the Company have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable law, the Company Organizational Documents or any Contract to which the Company is a party or by which the Company is bound.

(b) Stock Options. Except for the Option Plans and the Company Warrants, the Company does not have any stock option plan or any other compensatory or incentive plan, program, agreement or arrangement providing for any stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based compensation, award or right for any Person. As of the date of this Agreement, 1,452,438 shares of Company Common Stock remain authorized and reserved for issuance under the Option Plans, of which 1,220,338 shares of Company Common Stock are reserved for issuance upon the exercise of currently outstanding Company Options. Section 2.2(b) of the Company Disclosure

Schedule sets forth the following information as of the date hereof with respect to each Company Option outstanding on the date hereof: (i) the name and address of the holder, (ii) the term of the Company Option, (iii) the number of shares of Company Common Stock subject to the Company Option and (iv) the exercise price per share of such Company Option. The Company has made available to Parent accurate and complete copies of the Option Plans and any amendments thereto.

(c) Warrants. As of the date of this Agreement, 87,751 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock (the “Company Warrants”). Section 2.2(c) of the Company Disclosure Schedule sets forth the following information as of the date hereof with respect to each Company Warrant outstanding on the date hereof: (i) the name and address of the holder, (ii) the term of the Company Warrant, (iii) the number of shares of Company Common Stock subject to the Company Warrant and (iv) the exercise price per share of such Company Warrant. The Company has made available to Parent accurate and complete copies of all outstanding unexercised Company Warrants and any amendments thereto.

(d) Other Securities. Except as otherwise set forth or referred to in this Section 2.2, Section 2.2 of the Company Disclosure Schedule or the Charter, and except for rights granted to Parent and Merger Sub pursuant to this Agreement, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company is a party or by which the Company is bound that obligate the Company to issue, deliver, sell or transfer, or cause to be issued, delivered, sold or transferred, or to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the issuance, delivery, sale or transfer of, any issued or unissued shares of capital stock or other securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking.

2.3 Authority; Non-Contravention; Necessary Consents.

(a) Authority; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject, in the case of such consummation, only to the Required Stockholder Approvals. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity.

(b) Board Approval; Required Stockholder Action.

(i) On or prior to the date hereof, the Board of Directors of the Company (i) approved this Agreement and the Merger, (ii) determined that this Agreement and the Merger are fair to and in the best interests of the Company and the holders of Company Stock (other than Parent) and declared the advisability of this Agreement, (iii) determined to recommend that the holders of Company Stock vote, or act by written consent, in favor of adoption of this Agreement and approval of the Merger, and directed that this Agreement be submitted to the holders of Company Stock for adoption, and (iv) fixed the date of this Agreement as the record date for the determination of holders of Company Stock entitled to vote or execute a written consent or written consents to effect the Required Stockholder Approvals.

(ii) The affirmative vote or action by written consent of the holders of outstanding shares of Company Stock, voting together as a single class, representing a majority of the voting power of all outstanding shares of Company Stock (with each share of Company Preferred Stock having such number of votes equal to the whole number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible), is the only action by the holders of any class or series of Company Stock required under the DGCL and the Company Organizational Documents to adopt this Agreement and approve the Merger and the consummation of the transactions contemplated hereby (the “Statutory Merger Stockholder Approval”). The consent, given by vote at a meeting duly called and held for such purpose for which notice shall have been given to all holders of Series B Preferred Stock and Series C Preferred Stock in the manner provided in the Bylaws or by written consent in lieu thereof, of the holders of outstanding shares of Series B Preferred Stock and Series C Preferred Stock which, if converted would entitle such holders to hold 65% of the Company Common Stock issuable upon conversion of Series B Preferred Stock and Series C Preferred Stock, is the only action by the holders of any class or series of Company Stock, and no other action by the Company or any other Person is, required to obtain the consent to the Merger and the actions contemplated hereby for purposes of Section 2.9.1 of the Stock Rights Agreement dated February 4, 2002 (the “Stock Rights Agreement Consent” and, together with the Statutory Merger Stockholder Approval, the “Required Stockholder Approvals”).

(c) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Company Organizational Documents, (ii) subject to obtaining the Statutory Merger Stockholder Approval, and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any material Legal Requirement applicable to the Company or by which any property or asset of the Company is bound, or (iii) subject to obtaining the Stock Rights Agreement Consent, result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of a Lien on any properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, permit, franchise, obligation or other Contract to which the Company is a party or by which the Company or any of its properties or assets are bound, other than, in the case of clause (iii) of this Section 2.3(c), as would not be reasonably expected to have, in the aggregate, a Material Adverse Effect.

(d) Necessary Consents. No consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any supranational, national, state, provincial, municipal, or local or foreign government, or any instrumentality, subdivision, court, tribunal, or arbitral or judicial body (including any grand jury), or any regulatory or administrative authority, branch, agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required to be filed, obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and, if applicable, appropriate documents with the relevant authorities of other states in which the Company and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and satisfaction of such other requirements of the comparable laws of other jurisdictions, including, if applicable, foreign antitrust or competition laws, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, state securities or “blue sky” laws and the securities laws of any foreign country, and (iv) such other consents, authorizations, filings, approvals and registrations set forth in Section 2.3(d) of the Company Disclosure Schedule. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in clauses (i) through (iv) of this Section 2.3(d) are referred to herein as the “Necessary Consents.”

2.4 Financial Statements. The Company has previously made available to Parent true and complete copies of (i) the Company’s audited balance sheets as of December 31, 2005 and 2004, and the related statements of operations, redeemable preferred stock and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, together with all related notes and schedules thereto, and (ii) the Company’s unaudited balance sheets as of March 31, 2006, and the related statements of operations and cash flows for the period then ended (collectively, the “Financial Statements”). The Financial Statements (i) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein (except, in the case of the unaudited Financial Statements referred to above, to the extent they exclude footnotes and are subject to normal year-end adjustments), (ii) have been prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated therein, and (iii) have been prepared in accordance with the books and records of the Company. The Company’s audited balance sheet as of December 31, 2005 included in the Financial Statements, together with all related notes and schedules thereto, is referred to as the “Company Balance Sheet.”

2.5 Liabilities; Indebtedness. Except as and to the extent accrued or reserved against in accordance with GAAP on the Company Balance Sheet, since the date of the Company Balance Sheet, the Company has incurred no liabilities (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet of the Company or disclosed in the related notes and schedules thereto other than (i) any liabilities which did not and have not had, individually or in the aggregate, a Material Adverse Effect, (ii) liabilities and obligations incurred in the ordinary course of business, and (iii) liabilities incurred in connection with the Company’s auction process or the transactions contemplated hereby. This Section 2.5 shall not be deemed to apply (i) to liabilities of the type covered by the representations and warranties set forth in Sections 2.7, 2.8, 2.12 or 2.14, or (ii) liabilities referenced in the statements included in Sections 2.9, 2.10 and 2.13(a), solely to the extent such statements referred to in this clause (ii) are qualified to the Knowledge of the Company and the representation made thereby is true and correct. The Company does not have any Company Indebtedness other than Permitted Indebtedness.

2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet through the date hereof, (i) the Company has conducted its business only in the ordinary course (excluding actions taken and payments arising from or related to the Company’s auction process, this Agreement or the transactions contemplated hereby), (ii) there has not been any change, event or development or prospective change, event or development that has had or is reasonably likely to have a Material Adverse Effect, and (iii) since the date of the Company Balance Sheet through the date hereof, the Company has not:

(a) declared, set aside, made or paid any dividend on, or other distribution (whether in cash, stock, equity securities or property) in respect of, any Company Stock, or purchased or redeemed any Company Securities;

(b) made any material change in its accounting methods, principles or practices, except as required by GAAP;

(c) written down any of its assets, including any write-down of the value of inventory or accounts receivable, other than in the ordinary course of business;

(d) made any Tax election or accounting method change that is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company, or settled or compromised any material income tax liability;

(e) forgiven or canceled any debts or claims other than in the ordinary course of business consistent with past practice, or waived, canceled, terminated or allowed to lapse any material Intellectual Property rights or other rights material to the Company’s business;

(f) made any loans, advances or capital contributions to, or investments in, any other Person other than employee advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice (including the Company’s guarantee of the corporate American Express credit cards provided to certain Company employees for which the Company guarantees payment on behalf of such Company employees) and trade accounts receivable;

(g) mortgaged, pledged or subjected to any Lien, any of its properties or assets, except any inchoate liens for Taxes or similar unpaid charges;

(h) acquired or disposed of any assets or properties, other than in the ordinary course of business (excluding cash payments made to professional advisors in connection with the Company’s auction process, this Agreement or the transactions contemplated hereby);

(i) made any payment of any nature to any Company employee, director or consultant other than salary, bonuses or fees and reimbursement of expenses payable in the ordinary course of business;

(j) experienced any material labor dispute with, or claim of unfair labor practices by, any Company employees;

(k) suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; or

(l) entered into any agreement to do any of the foregoing.

2.7 Taxes.

(a) The Company has (i) prepared and timely (taking into account any valid extensions) filed all material Tax Returns required to be filed by the Company and such Tax Returns are accurate and complete in all material respects, and (ii) timely paid or accrued all material Taxes shown as being due on such Tax Returns or for which the Company is otherwise liable as of the date hereof;

(b) The Company has not received written notice from any jurisdiction in which the Company does not file a Tax Return that the Company is required to file a Tax Return in such jurisdiction;

(c) No deficiency for any Taxes has been asserted, assessed or proposed against the Company in writing that has not been resolved and paid in full;

(d) No action, audit or proceeding relating to Taxes or any Tax Returns of the Company has been formally commenced or is presently pending, and no written notification has been received that such action, audit or proceeding is pending or threatened;

(e) There are no outstanding waivers or extensions regarding the application of the statute of limitations with respect to any Tax;

(f) There are no Liens for Taxes upon the assets of the Company other than statutory Liens for Taxes not yet due and payable;

(g) The Company is not, and has not been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(h) The Company has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return;

(i) The Company is not a party to or is bound by any Tax sharing or Tax indemnity agreement or any other agreement of a similar nature;

(j) The Company is not and has not been a party to any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b); and

(k) All material Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.

2.8 Intellectual Property.

(a) Section 2.8(a)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all registered Trademarks and applications for registration of Trademarks owned by or exclusively licensed to the Company (collectively, “Company Registered Marks”), Section 2.8(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all patents and patent applications owned by or exclusively licensed to the Company (collectively, the “Company Patents”) and Section 2.8(a)(iii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all registered Copyrights and all pending applications for registration of Copyrights owned by or exclusively licensed to the Company (collectively, the “Company Registered Copyrights” and, together with the Company Registered Marks and the Company Patents, the “Company Registered IP”). No Company Registered IP has been or is now involved in any interference, reissue, reexamination, opposition or cancellation proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. All issued Patents and registered Trademarks included in the Company Registered IP have been registered or obtained in accordance with all applicable legal requirements and are currently in compliance in all material respects with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications) other than any requirement that, if not satisfied, would not result in a cancellation of any such issued Patents or registered Trademarks or otherwise materially affect the priority, validity and enforceability of such issued Patents or registered Trademarks. All issued Patents and registered Trademarks included in the Company Registered IP are valid, subsisting and, to the Knowledge of the Company, enforceable, and no notice or claim challenging the validity or enforceability or alleging the misuse of any such issued Patents or registered Trademarks has been received by the Company. The Company has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP, and all filing, examination, issuance, post-registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IP have been timely paid. Section 2.8(a)(iv) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Software which is owned by, or exclusively licensed to, the Company as of the date hereof. Except for actions in the ordinary course of the Company’s business, there are no actions that must be taken within four months from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of maintaining, perfecting, or renewing any rights in any registered or applied for Intellectual Property listed in Section 2.8(a) of the Company Disclosure Schedule.

(b) Section 2.8(b)(i) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Contracts to which the Company is a party or otherwise bound granting any right to any material Intellectual Property of the Company (collectively, the “Outbound License Contracts”), indicating for each the title and the parties thereto. Section 2.8(b)(ii) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Contracts to which the Company is a party or otherwise bound granting to the Company any material right under or with respect to any Intellectual Property owned by a third party that is used in connection with the business of the Company, other than commercially available standard desktop software applications used generally in the Company’s operations and that are licensed for a license fee of no more than $25,000 in the aggregate pursuant to a “shrink wrap” or “click through” license (collectively, the “Inbound License Contracts”), indicating for each the title and the parties thereto. Section 2.8(b)(iii) of the Company Disclosure Schedule lists the amount as of the date of this Agreement of any future royalty, license fee or other payments that may become payable by the Company under each such Inbound License Contract by reason of the use or exploitation of the Intellectual Property licensed thereunder. No loss or expiration of any material Intellectual Property licensed to the Company under any Inbound License Contract is pending or reasonably foreseeable or, to the Knowledge of the Company, threatened. Section 2.8(b)(iv) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all Contracts restricting the Company’s rights to use or register any material Intellectual Property owned by the Company (collectively, the “IP Contracts”). Each Outbound License Contract, Inbound License Contract, and IP Contract is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms. The Company has complied in all material respects with, and is not in breach nor has received any asserted or threatened claim of breach of, any Outbound License Contract, Inbound License Contract, or IP Contract, and the Company has no Knowledge of any material dispute, threatened dispute, breach or anticipated material breach by any other Person to any such Contract.

(c) As of the date of this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) The Company owns all right, title and interest in and to the Company Registered IP and all other material Intellectual Property used in and which is material to the business of the Company as currently conducted that is not licensed to the Company pursuant to a written license agreement, free and clear of any Liens or other adverse claims or interests, and the Company has not received any notice or claim challenging the Company’s ownership of any of such Intellectual Property. None of such Intellectual Property owned by the Company is subject to any outstanding order, judgment, or stipulation restricting the use thereof by the Company;

(ii) The Company is not, nor will, as a result of the execution and delivery of this Agreement, the performance by the Company of any of its obligations hereunder, or the consummation of the transactions contemplated hereby, be in breach of any license, sublicense or other agreement relating to the Intellectual Property used in the business of the Company as currently conducted;

(iii) The Company is not a party to any currently pending Legal Proceeding which involves a claim of infringement of any Intellectual Property right of any third party, and has not received written notice of any such threatened claim;

(iv) None of the products or services distributed, sold or offered by the Company, nor any technology, materials or other Intellectual Property used, displayed, published, sold, distributed or otherwise commercially exploited by or for the Company has infringed upon, misappropriated, or violated, or does infringe upon, misappropriate or violate any Intellectual Property of any third party in any material respect, and the Company has not received any notice or claim (whether written, oral, or otherwise) asserting or suggesting that any such infringement, misappropriation or violation is occurring or may have occurred. To the Company’s Knowledge, no third party is misappropriating or infringing any material Intellectual Property owned by the Company in any material respect; and

(v) The Company has taken commercially reasonable measures to protect and maintain the confidentiality of all information that constitutes or that at any time constituted a Trade Secret of the Company.

(d) As used in this Agreement, “Intellectual Property” shall mean all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof and any patents issued therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (b) all trade names, trademarks and service marks (whether registered or unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, including all goodwill associated therewith, and all applications, registrations and renewals (including intent to use applications) in connection therewith (collectively, “Trademarks”); (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith (whether registered or unregistered) (collectively, “Copyrights”); (d) all know-how, trade secrets, technical information and confidential business information (whether patentable or unpatentable and whether or not reduced to practice), including inventions, discoveries, algorithms, ideas, research and development, formulas, compositions, manufacturing and production processes, techniques and methods, technical data, designs, drawings, blueprints, patterns, specifications, assembly procedures, test procedures, instruction manuals, operation manuals, maintenance manuals, reliability data, quality control data, customer and supplier lists, parts lists, pricing and cost information and business and marketing plans and proposals (collectively, “Trade Secrets”); (e) all computer software (excluding generally commercially available software licensed on standard terms or having an acquisition price of less than $100,000), including data and related documentation (collectively, “Software”); and (f) all other moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Trademarks, Patents, Copyrights or Trade Secrets.

(e) Export Restrictions. The Company has not exported or transmitted products or other materials in connection with the Company’s business to any country to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States or foreign government licenses or permits.

(f) Employee Confidentiality Agreements. All current and former employees, consultants and contractors of the Company who have participated in the creation of any Intellectual Property that is used by the Company in the conduct of their respective businesses have entered into proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms as provided to Parent. To the Company’s

Knowledge, no employee of or consultant to the Company is obligated under any agreement or subject to any judgment, decree or order of any Governmental Entity, or any other restriction that would interfere with the use of his or her best efforts to carry out his or her duties for the Company or to promote the interests of the Company or that would conflict with the Company’s business. To the Company’s Knowledge, at no time during the conception of or reduction to practice of any Intellectual Property owned by the Company was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in such Intellectual Property. To the Company’s Knowledge, there exist no inventions by current and former employees or consultants of the Company, made or otherwise conceived prior to their beginning employment or consultation with the Company, that have been or will be incorporated into any of the Company’s Intellectual Property or products.

(g) Names. Section 2.8(g)(i) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement of all of the corporate names used by the Company (collectively, the “Names”). Section 2.8(g)(ii) of the Company Disclosure Schedule sets forth a list of all jurisdictions, and the locations in such jurisdictions, in which the Names, or any variations thereof, are used by the Company as of the date of this Agreement. The Company has the full legal right to use the Names in each of such jurisdictions and locations. The Company has not granted any third party any right to use any Name or any variations thereof.

2.9 Compliance; Permits.

(a) Compliance. The Company is not in violation of any Legal Requirement applicable to the Company, except for violations that, individually or in the aggregate, have not and would not cause the Company to lose any material benefit or incur any material liability. The Company has not received during the past five years any notice, order, complaint or other communication from any Governmental Entity or any other Person that the Company is not in compliance in any material respect with any law applicable to it. As of the date hereof, no investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, threatened, against the Company. There is no judgment, injunction, order or decree binding upon the Company which has, or would reasonably be expected to have, the effect of prohibiting or materially impairing any material business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

(b) Permits. The Company holds all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, approvals, certificates, waivers, concessions, registrations, or other authorizations of any Governmental Entities (“Permits”) that are material to the operation of the Company’s business as currently conducted (collectively, “Company Permits”). As of the date hereof, no suspension, cancellation, modification, revocation or nonrenewal of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company is in compliance in all material respects with the terms of the Company Permits. The Company will continue to have the use and benefit of all Company Permits following consummation of the transactions contemplated hereby. Section 2.9(b) of the Company Disclosure Schedule sets forth as of the date hereof each of the material Company Permits.

2.10 Litigation. There are no claims, suits, actions, inquiries, audits, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any material property or asset of the Company, before any Governmental Entity, or any arbitrator, or any other arbitration, mediation or similar proceeding (each, a “Legal Proceeding”) that seeks to restrain, enjoin or prevent the consummation of the transactions contemplated hereby or which has had or would reasonably be expected to have a Material Adverse Effect.

2.11 Brokers’ and Finders’ Fees; Fees and Expenses. Except for fees and expense reimbursement payments payable to SG Americas Securities, LLC (“SGAS”) pursuant to the Company’s engagement letter with SGAS dated August 25, 2005 (the “SGAS Engagement Letter”), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, investment banking or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and SGAS pursuant to which SGAS would be entitled to any payment relating to the transactions contemplated hereby.

2.12 Employee Benefit Plans.

(a) Schedule; Definitions. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all material Employee Plans of the Company as of the date of this Agreement. For purposes of this Agreement, the following terms have the following definitions:

“Benefit Arrangement” means any material employment, termination, change in control or severance contract, arrangement or policy and each material plan, arrangement, program, agreement or commitment providing for insurance coverage (without limitation, any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, retirement benefits, life, health or accident benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which, in each case, (a) is not a Welfare Plan or Pension Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, and (c) covers any Employee or their beneficiaries.

“Employee” means any current or former employee or director of the Company or any of its Subsidiaries.

“Employee Plans” means all Benefit Arrangements, multiemployer plans, Pension Plans and Welfare Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a multiemployer plan) which the Company maintains or is required to contribute to or with respect to which the Company or any ERISA Affiliate has any liability (contingent or direct).

“Welfare Plan” means any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which the Company maintains or is required to contribute to, and under which the Company or any ERISA Affiliate may incur any liability.

(b) Benefit Plans. With respect to each Employee Plan, the Company has delivered or made available to Parent a true, complete and correct copy of (i) such Employee Plan and the most recent summary plan description, if any, related to such Employee Plan, (ii) each trust agreement or other funding arrangement relating to such Employee Plan, (iii) the two most recent annual reports (Form 5500) filed with the IRS with respect to such Employee Plan, (iv) the most recent actuarial report or financial statement relating to such Employee Plan, and (v) the most recent determination letter, if any, issued by the IRS with respect to such Employee Plan.

(c) Compliance. Each Employee Plan has been administered in all material respects in accordance with its terms and in compliance with all applicable law, including ERISA and the Code.

(d) Qualification. The Company on behalf of itself and each ERISA Affiliate hereby represents that: (i) each Employee Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(7) of the Code has received a favorable determination letter or similar letter from the IRS as to its qualified status, and, to the Knowledge of the Company, no event has occurred since the date of such letter that could reasonably be expected to result in loss of tax qualification. No suit, administrative proceeding, action or other litigation has been brought that has not been satisfied, or to the Knowledge of the Company, is threatened, against or with respect to any such Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims by Employee Plan participants or beneficiaries).

(e) Title IV Pension Plans. No Employee Plan is a Pension Plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company that has not been satisfied in full, and no condition exists that presents a material risk to Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(f) Effect of Transaction/280G. Except as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute an event under any Employee Plan that will require or trigger any material payment (severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No such payment will fail to be deductible by the Company for federal income tax purposes due to the operation of Section 280G of the Code.

(g) Labor. The Company is not a party to any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. There is no labor dispute, strike or work stoppage against the Company pending or, to the Knowledge of the Company, threatened or reasonably anticipated which may materially interfere with the respective business activities of the Company. To the Knowledge of the Company, neither the Company nor any of its representatives or Employees has committed any material unfair labor practice in connection with the operation of the Company’s business. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, be material to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(h) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, except where non-compliance would not be material to the Company.

2.13 Title to Properties.

(a) Properties. The Company does not own any real property. Section 2.13(a) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of all real property currently leased by the Company. All such current leases are in full force and effect, and to the Knowledge of the Company there is not, under any of such leases, any existing default or event, which with notice or lapse of time, or both, would constitute a material default. With respect to each such current leased property (i) there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings relating to the Company’s leasehold interests in such leased property or any portion thereof, and (ii) the Company has not received written notice of any pending or threatened special assessment relating to such leased property or otherwise have any Knowledge of any pending or threatened special assessment relating thereto.

(b) Title. The Company has title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets used or held for use in its business, free and clear of any Liens except (i) Liens imposed by law in respect of obligations not yet due which are owed in respect of Taxes, (ii) mechanic’s and materialman’s liens incurred in the ordinary course of business, and (iii) Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

2.14 Environmental Matters.

(a) Hazardous Material. To the Knowledge of the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, toxic mold, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive

Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present on any property now or formerly owned, leased or operated by the Company.

(b) Hazardous Materials Activities. Except as would not be reasonably likely to result in a material liability to the Company, the Company has not transported, stored, used, manufactured, disposed of, released, removed or exposed its Employees or others to Hazardous Materials or manufactured any product containing a Hazardous Material in violation of any Environmental Law.

(c) Environmental Claims. As of the date hereof, (i) there are no existing or, to the Knowledge of the Company, threatened environmental claims against the Company, and (ii) the Company has not received any written, or to the Knowledge of the Company, oral notification of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Material generated or transported by the Company.

(d) Disclosure. The Company does not have, and has never commissioned the preparation of, any environmental documents, studies or reports (including without limitation, Phase I and Phase II investigation reports) relating to (i) any facilities or real property ever owned, operated or leased by the Company, or (ii) any environmental liability of the Company.

(e) Environmental Law. “Environmental Law” means all Legal Requirements (including common law) regulating (i) the use, handling, management, storage, disposal, transport, release or remediation of Hazardous Material, (ii) the exposure of persons to Hazardous Materials, (iii) occupational health and safety, or (iv) pollution or protection of the environment, including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, the New Jersey Industrial Sites Recovery Act and the Toxic Substances Control Act.

2.15 Contracts.

(a) Scheduled Contracts. For purposes of this Agreement, “Company Scheduled Contract” shall mean the following Contracts to the extent in effect on the date hereof:

(i) each Contract with (A) each of the top ten customers of the Company based on revenues recognized by the Company from such customers in 2005 and (B) each of the top ten manufacturers or suppliers of the Company based on costs recognized by the Company in 2005 for the purchase of products or services;

(ii) any Contract providing for indemnification to or from any Person with respect to liabilities arising from or relating to any current or former business of the Company or any predecessor Person, or any guaranty other than product warranties or any agreement of indemnification entered into in connection with any sale or license of products, technology, Intellectual Property or services;

(iii) any Contract containing any covenant of the Company (A) limiting, or purporting to limit, in any respect the ability of the Company to engage in any line of business or operate in any geographic area or compete with any Person during any period of time, (B) granting any exclusive distribution rights, (C) agreeing to purchase a minimum amount of goods or services in excess of $250,000 in the aggregate in any consecutive 12-month period, (D) agreeing to purchase goods or services exclusively from any Person or (E) requiring the Company to give “most favored nation” pricing to any customer, potential customer or any class of customers or to provide exclusive or “most favored nation” access to any product or product features, excluding customizations, to any customers, potential customers or any class of customers (it being understood that agreements to provide updates, enhancements or new versions of Company products as they become available shall not be considered “most favored nation” access) or any type of special discount rights to any customer, potential customer or any class of customers;

(iv) any Contract pursuant to which the Company has any material ownership interest in any other Person or other business enterprise;

(v) any Contract requiring the Company to provide proprietary technology or know-how to any third party for any product or manufacturing process or technique that is material to the Company;

(vi) any Contract containing any material support, maintenance or service obligation on the part of the Company, other than warranty obligations in the ordinary course of business;

(vii) any mortgages, notes, indentures, guarantees, loans or credit agreements, grants of security interests or other Contracts relating to Company Indebtedness in a principal amount in excess of $150,000 that is outstanding or may be incurred on the terms thereof, other than accounts receivables and payables incurred in the ordinary course of business consistent with past practice;

(viii) any other agreement, contract or commitment that involves future expenditures or obligations by or of the Company in excess of $250,000 in any consecutive 12-month period in any individual case;

(ix) any Contract with any officer or director of the Company, other than (A) advances or reimbursement for travel and entertainment expenses, (B) any standard form of invention assignment and confidentiality agreement, (C) employee benefits generally available to Employees of the Company (including stock options), (D) Benefit Arrangements with an Affiliate listed in Section 2.12(a) of the Company Disclosure Schedule, and (E) “at will” employment offer letters;

(x) any Contract to which the Company and any holder of more than 10% of the shares of Company Stock (calculated on an as-converted basis) outstanding on the date hereof are parties;

(xi) any employment Contract, other than Contracts for employment covered in clause (ix) of this Section 2.15, that involves an aggregate future or potential liability in excess of $150,000;

(xii) any Contract relating to settlement of any administrative or judicial proceedings within the past five years; and

(xiii) any other Contract that is material to the Company.

(b) Schedule. Section 2.15(b) of the Company Disclosure Schedule sets forth a list of all Company Scheduled Contracts to which the Company is a party or by which the Company is bound as of the date hereof. The Company has made available to Parent true, complete and correct copies of each Contract listed in Section 2.15(b) of the Company Disclosure Schedule.

(c) No Breach. Each Company Scheduled Contract is (i) a legal, valid, and binding agreement, (ii) in full force and effect, and (iii) enforceable against the Company and, to the Knowledge of the Company, against the other parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors’ rights generally. The Company has not received any written notice from the counter-party to a Company Scheduled Contract threatening to terminate such Company Scheduled Contract. Neither the Company nor, to the Knowledge of the Company, any other party is in breach or has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a material default under the provisions of, any Company Scheduled Contract which is in effect as of the date hereof.

2.16 Disclosure.

(a) None of the information supplied or to be supplied by or on behalf of the Company for inclusion in any information statement or other disclosure document related to the Stockholders’ Meeting, if any, or otherwise distributed generally to the holders of Company Stock in connection with seeking the Required Stockholder Approvals (as it may be amended or supplemented, the “Information Statement”) will, at the time the Information Statement is so distributed to the holders of Company Stock, at the time of the Stockholders’ Meeting, if any, or at the time the last consent in writing required to effect the Required Stockholder Approvals is executed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Information Statement, insofar as it relates to the Stockholders’ Meeting, if any, or a solicitation of written consents from the holders of Company Stock for approval of this Agreement and the transactions contemplated hereby, will comply as to form in all material respects with the provisions of the DGCL. If at any time prior to the Stockholders’ Meeting, if any, or the time the last consent in writing required to effect the Required Stockholder Approvals is executed, any event relating to the Company should be discovered by the Company, which should be set forth in a supplement to the Information Statement, the Company shall promptly inform Parent and shall promptly prepare and distribute such supplement. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made in the Information Statement about Parent supplied by Parent for inclusion therein.

2.17 Fairness Opinion. The Board of Directors of the Company has received the opinion of SGAS dated the date of this Agreement, to the effect that, as of the date of this Agreement, the

Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Stock (other than Parent). The Company has provided, or will promptly provide, a true and correct copy of such opinion to Parent. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

2.18 Insurance. Section 2.18 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all policies or binders of casualty, fire, general liability, product liability, workmen’s compensation, vehicular, directors’ and officers’ liability and all other types of insurance held by or on behalf of the Company as of the date hereof, together with carriers and liability limits for each such policy. As of the date hereof, such policies and binders are in full force and effect and are in conformity in all material respects with the requirements of all leases or other agreements to which the Company is a party. No application for such policies or binders included a material misstatement or omission. The Company is not in default in any material respect with respect to any provision contained in any such policy or binder. As of the date hereof, there are no outstanding unpaid claims under any such policy or binder and the Company has not received any notice of cancellation, termination, reduction of coverage or non-renewal of any such policy or binder. No claim currently is pending under any such policy or binder involving an amount in excess of $50,000.

2.19 Product Liability. Section 2.19 of the Company Disclosure Schedule contains an accurate summary of the Company’s standard warranty policies as of the date hereof. There are no exceptions to the standard warranty policies applicable to the assets of or products sold by the Company. To the Company’s Knowledge, there is no product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company, or (b) the sale, distribution, erection or installation of products by the Company, or the manufacture of products by the Company whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of or related to any action by Parent after the Closing Date).

2.20 Inventories. The inventories of the Company, whether reflected on the Company Balance Sheet or subsequently acquired, are generally of a quality and quantity usable and/or salable in the ordinary course of business. The inventories of the Company as of the date of the Company Balance Sheet are reflected on the Company Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Company Balance Sheet).

2.21 Affiliate Transactions.

(a) No Affiliate of the Company (i) owns or has owned, directly or indirectly, or has or has had any interest in, any property (real or personal, tangible or intangible) that the Company uses or has used in or pertaining to the business of the Company, or (ii) has or has had any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

(b) There are no outstanding notes payable to, accounts receivable from or advances by the Company to, and the Company is not a debtor or creditor other than in respect of employee advances for travel and entertainment expenses made in the ordinary course of business, and has no liability or other obligation of any nature to, any Affiliate of the Company. Since the date of the Company Balance Sheet, the Company has not incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Affiliate of the Company, other than (i) the transactions contemplated by this Agreement, and (ii) compensatory payments made and benefits granted to, advances or reimbursement for travel and entertainment expenses made to, and the Company’s guarantee of the corporate American Express credit card for the benefit of, the Company’s Chief Executive Officer.

(c) For the avoidance of doubt, for purposes of this Section 2.21, neither Van Houtte, Inc. nor any of its Affiliates shall be deemed to be an Affiliate of the Company. Section 2.21(c) of the Company Disclosure Schedule lists all Contracts between Van Houtte, Inc. and/or any of its Affiliates and the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company, as follows:

3.1 Organization; Standing and Power; Organizational Documents.

(a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) Organizational Documents. Parent has delivered or made available to the Company a true and correct copy of (i) the certificate of incorporation and bylaws, or other analogous organizational or governing documents, of Parent, each as amended to date (collectively, the “Parent Organizational Documents”) and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (the “Merger Sub Organizational Documents”). Each of the Parent Organizational Documents and the Merger Sub Organizational Documents is in full force and effect and neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Organizational Documents or the Merger Sub Organizational Documents, respectively.

3.2 Authority; Non-Contravention; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws now or hereafter in effect relating to creditors’ rights generally and by general principles of equity. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement.

(b) Non–Contravention. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not: (i) conflict with or violate the Parent Organizational Documents or the Merger Sub Organizational Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Parent under, or result in the creation of a Lien on any properties or assets of Parent pursuant to, any note, bond, mortgage, indenture, permit, franchise, obligation or other Contract to which Parent is a party or by which Parent or any of its properties or assets are bound, except as would not, individually or in the aggregate, reasonably be expected to impair or delay in any material respect Parent’s or Merger Sub’s ability to timely perform their respective obligations hereunder or timely consummate the transactions contemplated hereby.

(c) Necessary Consents. No consent, approval, order, permit or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be filed, sought, obtained or made by Parent or Merger Sub in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the Necessary Consents.

3.3 Availability of Funds. Parent currently has binding written commitments (the “Commitment Letters”) from responsible financial institutions to provide, subject to the terms and conditions set forth therein, the funds necessary to pay the Purchase Price and consummate the transactions contemplated by this Agreement, including the payment of fees and expenses that are for the account of Parent. True and correct copies of the Commitment Letters have been previously furnished to the Company. At the Closing, Parent shall have sufficient immediately available funds, in cash, to pay the aggregate amounts payable hereunder to the Company Securityholders and to provide the Company with or disburse directly the funds to be so provided or disbursed pursuant to Section 1.10.

3.4 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Information Statement will, at the time the Information Statement is distributed to the stockholders of the Company, at the time of the Stockholders’

Meeting, if any, or at the time the last consent in writing required to effect the Required Stockholder Approvals is executed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to any statements made or information included in the Information Statement not supplied by Parent or Merger Sub for inclusion therein.

3.5 Board Approval. On or prior to the date hereof, the board of directors of each of Parent and Merger Sub has, at a meeting thereof duly called and held, or by written consent, (i) determined the Merger to be advisable and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger.

3.6 Parent Ownership of Company Stock. Parent owns beneficially and is entitled to vote (i) 1,642,727 shares of Company Common Stock, (ii) 42,323 shares of Series A Preferred Stock, (iii) 115,546 shares of Series B Preferred Stock and (iv) 470,708 shares of Series C Preferred Stock.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE

EFFECTIVE TIME OF THE MERGER

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (i) carry on its business only in the ordinary course, (ii) pay its debts and Taxes when due, and pay or perform other material obligations when due, (iii) use reasonable efforts to preserve substantially intact its present business organization and assets, taken as a whole, (iv) use reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and (v) use reasonable efforts to manage in the ordinary course its business relationships with customers, suppliers and other Persons with which the Company has significant business relations.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not, directly or indirectly, do any of the following:

(i) Amend the Company Organizational Documents;

(ii) Adopt a plan of complete or partial liquidation or dissolution;

(iii) Declare, accrue, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Company Stock (other than dividend accruals in respect of the Series B Preferred Stock and

Series C Preferred Stock), or split, combine or reclassify any Company Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Stock (other than distributions of cash of the Company (as defined by GAAP));

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Stock;

(v) Issue, sell, pledge, dispose of or otherwise subject to any encumbrance any shares of capital stock of the Company, or any securities convertible into shares of capital stock of the Company, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or any securities convertible into shares of capital stock of the Company, or any other ownership interest in the Company, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than issuances of Company Common Stock upon the exercise of Company Options or Company Warrants or upon the conversion of shares of Company Preferred Stock;

(vi) Acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets thereof, or any material equity or voting interest in or a material portion of the assets of any business or any Person or division thereof, or enter into any joint venture, strategic alliance or similar contract or arrangement;

(vii) Sell, lease, license or otherwise dispose of any properties or assets of the Company except (A) properties or assets which are not, individually or in the aggregate, material to the business of Company or (B) the sale, licensing and distribution of Company products, technology and services in the ordinary course of business consistent with past practice;

(viii) Make any loans, advances or capital contributions to, or investments in, any other Person (excluding the Company’s guarantee of the corporate American Express credit cards provided to certain Company employees), other than employee advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice and trade accounts receivable;

(ix) Except as required by GAAP as concurred with by its independent auditors, make any material change in its methods, principles or practices of accounting;

(x) Make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xi) Write down any of its assets, including any write down of the value of inventory or accounts receivable, other than in the ordinary course of business;

(xii) Commence or enter into any settlement of any Legal Proceeding other than settlements involving only the payment of money in an amount not in excess of $100,000 individually for any one settlement or $250,000 in the aggregate for all such settlements, other than in connection with this Agreement and the transactions contemplated hereby;

(xiii) Except as required by Legal Requirements, Employee Plans, Contracts currently binding on the Company or policies of the Company currently in effect which are, in the case of such Contracts and policies, set forth in Section 2.12(a) of the Company Disclosure Schedule, and except as contemplated by this Agreement, (A) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any Employee of the Company, (B) make any increase in or commitment to increase any benefits provided under any Employee Plan (including any severance plan), adopt or amend or make any commitment to establish, terminate, adopt or amend any Employee Plan or make any contribution, other than regularly scheduled contributions made to an Employee Plan in effect on the date hereof, (C) enter into, amend or terminate any employment, severance, termination or indemnification agreement (other than “at-will” offer letters, and employment agreements in any jurisdiction outside the United States on substantially the same terms as the Company’s existing employment agreements in such jurisdiction) or enter into any collective bargaining agreement, or (D) enter into any agreement with any Employee the benefits of which are (in whole or in part) contingent or the terms of which are altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby; provided, that (x) nothing herein shall be construed as prohibiting the Company from taking actions that are described in Section 4.1(b)(v) hereof and (y) nothing herein shall prohibit the Company from entering into severance agreements and granting severance or termination pay to any Employee in the ordinary course of business in connection with the termination of such Employee’s employment in reasonable amounts as the Company deems advisable, in its good faith judgment, to avoid a material risk of litigation, not to exceed $150,000 in the aggregate or $50,000 to any single Employee;

(xiv) Forgive or cancel any debts or claims other than in the ordinary course of business, or waive, cancel, terminate or allow to lapse any material Intellectual Property rights or other rights material to the Company’s business;

(xv) Enter into or renew any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any non-competition or exclusivity restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;

(xvi) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xvii) Hire (A) any non-senior management level employees other than in the ordinary course of business consistent with past practice or (B) any senior management level employees;

(xviii) Incur any Company Indebtedness other than Company Indebtedness under the Company’s Loan and Security Agreement dated August 18, 2005 with Silicon Valley Bank in order to fund working capital needs in the ordinary course of business (“Permitted Indebtedness”);

(xix) Mortgage, pledge or subject to any Lien, any properties or assets, except in connection with Permitted Indebtedness and except for inchoate liens for Taxes not yet due and payable;

(xx) Make or commit to make capital expenditures in excess of $250,000 in the aggregate in any consecutive 12 month period;

(xxi) Enter into any Contract requiring the Company to pay in excess of $150,000 in the aggregate in any one month period, except in the ordinary course of business; or

(xxii) Agree to take any of the actions described in (i) through (xxi) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Vote of Company Stockholders.

(a) Written Consents or Meeting of Company Stockholders. As promptly as reasonably practicable after the execution hereof, subject to Section 5.3(d), the Company will use all reasonable efforts, including if necessary soliciting from its stockholders written consents or proxies to obtain, as expeditiously as reasonably practicable, the Required Stockholder Approvals. To the extent required to obtain the Required Stockholder Approvals, the Company shall call and convene a meeting of its stockholders (the “Stockholders’ Meeting”) in accordance with the DGCL and the Company Organizational Documents to consider and vote on proposals to effect the Required Stockholder Approvals (the “Company Proposals”). Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any supplement or amendment to the Information Statement is provided to its stockholders in advance of a vote on the Company Proposals or, if as of the time for which the Stockholders’ Meeting is originally scheduled there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

(b) Parent Review of Information Statement. The Company will provide Parent (and its counsel) with a reasonable opportunity to review any Information Statement and comment thereon prior to its distribution to the Company’s stockholders, and will provide Parent with a copy thereof concurrently with such distribution (it being understood that in connection with seeking the Required Stockholder Approvals, provision to the Company’s stockholders of a copy of this Agreement and the financial statements of the Company is hereby agreed to). The Company shall promptly advise Parent in writing if at any time prior to the Effective Time the Company obtains knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained therein not misleading.

(c) Parent Written Consent. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company a written consent of Parent in its capacity as a holder of Company Stock, with respect to all shares of Company Stock owned by Parent, in favor of effecting the Required Stockholder Approvals, which consent Parent acknowledges is coupled with an interest and shall be irrevocable.

5.2 Board Recommendation. Except as permitted by Section 5.3(d), until the time that the Required Stockholder Approvals are obtained, (i) the Company’s Board of Directors shall recommend that the Company’s stockholders vote in favor of the Company Proposals, (ii) any Information Statement shall include a statement to the effect that the Company’s Board of Directors has recommended that the Company’s stockholders vote in favor of the Company Proposals, and (iii) neither the Company’s Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company’s Board of Directors that the Company’s stockholders vote in favor of the Company Proposals.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that neither it nor any of its officers and directors shall, and that it shall take all action necessary to ensure that none of its Affiliates or Representatives shall, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers with respect to, or the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any discussions, conversations, negotiations or other communications (in each case, other than to refer to the Company’s inability hereunder to participate in any such discussion, conversation, negotiation or other communication) regarding, or furnish to any Person (other than Parent and its Representatives) any nonpublic information with respect to, any Acquisition Proposal; (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except as to the existence of these provisions; (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 5.3(c) or Section 5.3(d); or (v) enter into any letter of intent or similar document or any contract, agreement or commitment providing for any Acquisition Proposal or transaction contemplated thereby. The Company will immediately cease and cause to be terminated any and all existing activities, discussions, negotiations or other communications with any third parties conducted heretofore with respect to the foregoing. The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Parent. For purposes of this Agreement, an “Acquisition Proposal” means any inquiry, proposal or offer from, or any indication of interest by, any Person relating to a possible Alternative Transaction.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which the Company believes would lead to an Acquisition Proposal, the Company shall, subject to any confidentiality obligation with the party making such request or inquiry in effect as of the date hereof, provide to Parent oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. Upon receipt of such an Acquisition Proposal, or such a request or inquiry, the Company shall, subject to any existing confidentiality obligation with the party which submitted such Acquisition Proposal or made such request or inquiry, provide Parent as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of such Acquisition Proposal, request or inquiry.

(c) Superior Offers. Notwithstanding anything contained herein to the contrary, prior to such time as the Required Stockholder Approvals have been obtained, the Company may, in response to a Superior Offer or in response to a bona fide Acquisition Proposal from a third party that the Company’s Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor) is, or is reasonably likely to result in, a Superior Offer, in each case which did not result from a breach of Section 5.3(a) and provided the Company shall have given Parent the notification provided for in Section 5.3(b) and that at least three full business days have elapsed since the receipt by Parent of such notification (it being understood that if Parent receives such notification at 3:00 p.m. EST on a particular business Monday (by way of example), the third business day shall be deemed to have elapsed at 3:00 p.m. EST on Thursday, assuming that Tuesday, Wednesday and Thursday are also business days), furnish information concerning its business, properties or assets to such Person (provided that the Company (A) has previously or concurrently furnished such information to Parent and (B) shall furnish such information pursuant to a confidentiality agreement which is at least as favorable to Parent as the Confidentiality Agreement), and may participate in discussions and negotiations with such Person, making such Acquisition Proposal or Superior Offer if, but only if, in the good faith judgment of the Company’s Board of Directors (following the receipt of the advice of its outside legal counsel), the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to result in a violation of its fiduciary duties under applicable law. For the purposes of this Agreement, a “Superior Offer” means any bona fide, unsolicited, written proposal made by a third party for an Alternative Transaction, the terms of which the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of its legal and financial advisors), taking into account all of the terms and conditions of such proposal and this Agreement (including the form of consideration to be received by the Company’s stockholders, any termination fee or expense reimbursement payable under this Agreement, any conditions to the consummation thereof and the likelihood of the Alternative Transaction being consummated and including any proposal by Parent to amend the terms of this Agreement), to be more favorable to the Company’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being, and likely to be, obtained on the terms set forth in such proposal.

(d) Change of Recommendation. Notwithstanding anything contained herein to the contrary, prior to such time as the Required Stockholder Approvals have been obtained, in response to the receipt of a Superior Offer, the Board of Directors of the Company may, subject to the further provisions of this Section 5.3(d), (i) withhold, withdraw, amend or modify its recommendation in favor of the Company Proposals and (ii) terminate this Agreement (any of the actions described in clauses (i) and (ii), a “Permitted Fiduciary Action”), if (in the case of clause (i) or (ii)) (A) the Superior Offer has been made and has not been withdrawn and continues to be a Superior Offer, (B) the Board of Directors of the Company has concluded in good faith, after receipt of advice of outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to take such Permitted Fiduciary Action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law and (C) the Company shall have complied in all material respects with subsections (a), (b) and (c) of this Section 5.3; provided, that, in addition to the foregoing requirements of this Section 5.3(d), the Company may take such Permitted Fiduciary Action only if (x) it has first given Parent at least three full business days (calculated as provided in Section 5.3(c)) prior written notice that it is prepared to take such Permitted Fiduciary Action and (y) during such three business day period, if Parent so requests, the Company negotiates with Parent in good faith concerning a possible amendment of the terms of this Agreement and the Merger which could cause such Superior Offer to cease to be a Superior Offer.

(e) No Other Vote. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so except as otherwise required pursuant to the Company Organizational Documents or applicable provisions of the DGCL relating to the rights of stockholders to call meetings of stockholders. Notwithstanding anything to the contrary in this Agreement, the Company’s Board of Directors shall be permitted to take such action so as to comply with its duties of disclosure and candor to its stockholders under applicable Legal Requirements.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated January 19, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of Parent and the Company will hold, and will cause its respective Representatives to hold any Confidential Information (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, any party of this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent required to be kept confidential to comply with any applicable federal or state securities laws. For the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any Transaction does not include the name of any party to the Transaction or any sensitive business information (including the name and other specific information about any party’s Intellectual Property or other proprietary assets) unless such information is necessary to understand the purported or claimed federal income tax treatment of the Transaction.

(b) Access to Information. The Company will afford Parent and Parent’s employees, advisors, auditors, agents, bankers, accountants, counsel and other representatives (collectively, “Representatives”) reasonable access during normal business hours to its Representatives, properties, offices, plants and other facilities, books, records and personnel, and shall furnish Parent with such financial, operating and other data and information as Parent may reasonably request, during the period prior to the Effective Time to confirm the accuracy of the Company’s representations and warranties, and the Company’s performance of its covenants and agreements, contained herein; provided, however, that the Company may restrict or prohibit the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity requires such prohibition or restriction. In addition, any information obtained from the Company pursuant to the access contemplated by this Section 5.4(b) shall be subject to the Confidentiality Agreement.

(c) Notification of Certain Matters. The Company shall give written notice to Parent promptly upon the Company becoming aware of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement, if made on or immediately following the date of such event, untrue or inaccurate in any material respect and which untruth or inaccuracy would result in the nonfulfillment of any of the conditions to the respective obligations of Parent and Merger Sub to consummate the Merger, (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Material Adverse Effect, (iii) any failure of the Company or any Affiliate of the Company to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder that would result in the nonfulfillment of any of the conditions to the respective obligations of Parent and Merger Sub to consummate the Merger, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Legal Proceeding pending or, to the Knowledge of the Company, threatened against a party or the parties relating to the transactions contemplated by this Agreement.

(d) No Modification of Representations, Warranties or Covenants. No information or knowledge obtained pursuant to this Section 5.4 or Section 5.6 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement, except to the extent provided in Section 7.8.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment and agree upon any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to providing such opportunity. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another in making, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make, all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) as required by the HSR Act; (ii) any other filing necessary to obtain any Necessary Consent; (iii) any filings under any other comparable pre-merger notification forms required by the merger notification or control laws or other antitrust or competition of any applicable jurisdiction; and (iv) any filings required under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other federal securities laws, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or under any other Legal Requirement. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall promptly supply the others with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of the Company, Merger Sub and Parent shall consult with the others prior to taking any action in or with respect to any such filing, shall, to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the others in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d) Reasonable Efforts. Subject to the express provisions of Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, qualifications, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents (provided, that the parties will discuss in good faith procedures to pursue third party consents, if any, with respect to the Merger (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a failure by the Company to comply with any of its covenants herein or a failure of a condition to Closing hereunder)); (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative (including actions by a private party) challenging this Agreement or the consummation of the transactions contemplated hereby; (v) the taking of all reasonable actions necessary to have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

5.7 Company Stock Options and Company Warrants.

(a) Treatment of Company Options.

(i) Vested Company Options. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, to the extent such Company Option is a Vested Company Option, shall automatically be converted into the right to receive an amount (the “Option Consideration”) in cash equal to the product of (A) the excess of (x) the Per Share Merger Consideration with respect to a share of Company Common Stock over (y) the per share exercise price of such Option and (B) the number of shares of Company Common Stock subject to such Company Option. At or prior to the Closing, the Company will provide to Parent a schedule setting forth the aggregate Option Consideration payable to each holder of Company Options in accordance with this Section 5.7(a). At least five business days prior to the Closing, Parent will cause the Paying Agent to provide to the Company, for distribution to the holders of Company Options, appropriate instructions and form documentation (including with respect to Tax withholding, and including provisions whereby each such holder irrevocably agrees to, and to be bound by, the provisions hereof relating to the Securityholder Representative (including without limitation the appointment of the Securityholder Representative as such holder’s representative and attorney-in-fact as provided herein), the deposit with the Escrow Agent of such holder’s Proportionate Percentage of the Escrow Amount as a part of the Purchase Price payable to such holder hereunder, the provisions of Article VII and the Escrow Agreement) to be completed, signed and submitted by such holders to the Paying Agent at or after the Effective Time in order to receive payment of the Option Consideration. Parent will instruct and cause the Paying Agent to make such payment to each such holder not later than one business day after receipt from such holder of such documentation.

(ii) Unvested Company Options. At the Effective Time, each Company Option outstanding immediately prior to the Effective Time, to the extent such Company Option is not a Vested Company Option (each, a “Continuing Company Option”), shall be, and Parent agrees that each Continuing Company Option will be, assumed by Parent at the Effective Time and converted into an option (a “Parent Option”) to purchase shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”). With respect to any such Parent Option, (A) the number of shares of Parent Common Stock to be subject to such Parent Option will be determined by multiplying the number of shares of Company Common Stock subject to such Continuing Company Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below), rounding any fractional share up to the nearest whole share, and (B) the exercise price per share of Parent Common Stock of such Parent Option will be determined by dividing the exercise price per share of Company Common Stock applicable to such Continuing Company Option by the Option Exchange Ratio, and rounding the exercise price thus determined down to the nearest whole cent (the “Parent Exercise Price”). Except as provided above, each Parent Option shall be subject to the same material terms and conditions (including, without limitation, expiration date, vesting, including acceleration of vesting, and exercise provisions) as were applicable to such Continuing Company Option immediately prior to the Effective Time. Continuing Company Options to which Section 421 of the Code applies by reason of their qualification as incentive stock options under Section 422 of the Code shall, notwithstanding the preceding sentence, be adjusted in a manner that complies with Section 424(a) of the Code. For purposes of this Agreement, the “Option Exchange Ratio” shall mean the quotient obtained by dividing (X) the Per Share Merger Consideration in respect of a share of Company Common Stock by (Y) the Parent Market Price. The “Parent Market Price” shall mean the average closing sale price of one share of Parent Common Stock on the Nasdaq National Market for the 5 most recent trading days that Parent Common Stock has traded ending on the trading day one day prior to the Closing Date, as reported in the New York edition of the Wall Street Journal. For the avoidance of doubt, an adjustment of the Purchase Price pursuant to Section 1.11(e) shall have no affect on, or result in any adjustment of, the Option Exchange Ratio.

(iii) Registration Statement. Parent shall prepare and file, on the Closing Date, with the Securities and Exchange Commission a registration statement under the Securities Act on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the Parent Options and shall maintain the effectiveness of such registration statement for so long as any Parent Options remain outstanding. Parent shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms of the Parent Options.

(b) Treatment of Company Warrants. The Company shall use all reasonable efforts to assure, including if applicable obtaining written agreements or consents from the holders of Company Warrants (such an agreement or consent, a “Company Warrantholder Consent”), that each Company Warrant shall be either (i) exercised in full in accordance with its terms at or prior to the Closing, or (ii) automatically cancelled effective as of the Effective Time in exchange for a cash payment (the “Warrant Consideration”) equal to the product of (A) the excess of (x) the Per Share Merger Consideration with respect to a share of Company Common

Stock over (y) the per share exercise price of such Company Warrant and (B) the number of shares of Company Common Stock subject to such Company Warrant. At or prior to the Closing, the Company will provide to Parent a schedule setting forth the aggregate Warrant Consideration payable to each holder of a Company Warrant in accordance with this Section 5.7(b). At least five business days prior to the Closing, Parent will cause the Paying Agent to provide to the Company, for distribution to the holders of Company Warrants, appropriate instructions and form documentation (including with respect to Tax withholding, and including provisions whereby each such holder irrevocably agrees to, and to be bound by, the provisions hereof relating to the Securityholder Representative (including without limitation the appointment of the Securityholder Representative as such holder’s representative and attorney-in-fact as provided herein), the deposit with the Escrow Agent of such holder’s Proportionate Percentage of the Escrow Amount as a part of the Purchase Price payable to such holder hereunder, the provisions of Article VII and the Escrow Agreement) to be completed, signed and submitted by such holders to the Paying Agent at or after the Effective Time in order to receive payment of the Warrant Consideration. Parent will instruct and cause the Paying Agent to make such payment to each such holder not later than one business day after receipt from such holder of such documentation.

5.8 Employee Benefits.

(a) Service Credit; Eligibility. Following the Effective Time, Parent shall arrange for each Employee who is a participant in a Welfare Plan, including any vacation plan or program (the “Company Participants”), who becomes an employee of Parent, any Parent subsidiary or the Surviving Corporation and their dependents to be eligible for employee welfare benefits no less favorable in the aggregate than those received by such Company Participants immediately prior to the Effective Time. Each Company Participant shall be given service credit for all purposes under Parent’s employee welfare benefit plans and arrangements, including for eligibility to participate in (provided that no retroactive contributions will be required), and eligibility for vesting under Parent employee welfare benefit plans and arrangements with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. Parent shall use commercially reasonable efforts to cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee welfare benefit plans and arrangements to be waived with respect to such Company Participants (and their beneficiaries) and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year which includes the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent employee welfare benefit plans or arrangements in which they are eligible to participate after the Closing Date.

(b) Assumption of Agreements. As of the Closing Date, Parent shall assume and honor and shall cause the Surviving Corporation to honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing prior to the Closing Date to which the Company is a party (for the avoidance of doubt, including to the extent applicable, employee stock option plans and agreements of the Company).

5.9 Director, Officer and Employee Liability; Insurance.

(a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director or employee of the Company (the “Company Indemnified Parties”) against (i) all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement (the “Company Indemnified Liabilities”) in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such person is or was a director, officer or employee of the Company, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time and (ii) all Company Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted by law to indemnify its own directors, officers and employees (the “Company Indemnified Proceedings”). In the event any Company Indemnified Party is or becomes involved in any Company Indemnified Proceeding, Parent shall, or shall cause the Surviving Corporation, as applicable, to pay expenses in advance of the final disposition of any such Company Indemnified Proceeding to such Company Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by Section 145 of the DGCL. Without limiting the foregoing, in the event any such Company Indemnified Proceeding is brought against any Company Indemnified Party, (i) such Company Indemnified Parties may retain counsel of his or her choosing, (ii) Parent shall, or shall cause the Surviving Corporation, as applicable, to pay all reasonable and documented fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received, and (iii) Parent and the Surviving Corporation will use all reasonable efforts to assist in the defense of any such matter; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Company Indemnified Party wishing to claim indemnification under this Section 5.9(a) upon becoming aware of any such Company Indemnified Proceeding shall promptly notify Parent or the Surviving Corporation, as applicable (but the failure to so notify Parent or the Surviving Corporation shall not relieve Parent or the Surviving Corporation from any liability it may have under this Section 5.9(a) except to the extent such failure materially prejudices Parent or the Surviving Corporation), and shall deliver to Parent or the Surviving Corporation, as applicable, the undertaking contemplated by Section 145 of the DGCL. The Company Indemnified Parties as a group may retain only one law firm to represent them with respect to each such Company Indemnified Proceeding unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties, in which case, the foregoing limitation shall not apply and, without limitation of Parent’s and the Surviving Corporation’s other indemnification obligations under this Section 5.9(a), Parent shall, or shall cause the Surviving Corporation to, pay the reasonable and documented fees and expenses of all of the Company Indemnified Parties, including such fees and expenses of such additional law firm(s).

(b) Parent will, and will cause the Surviving Corporation to, fulfill and honor all rights to indemnification existing as of the date of this Agreement in favor of the Company Indemnified Parties, including pursuant to any indemnification agreements between the Company and any Company Indemnified Party. Following the Effective Time, the Certificate of

Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Company Indemnified Parties.

(c) The Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain in effect for not less than three years after the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company as of the date hereof with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Company Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage as of the date hereof for directors and officers of the Company, and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of four times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

(d) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns and (ii) shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. In the event Parent or the Surviving Corporation or any successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.9.

5.10 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.11 Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement. Merger Sub shall not engage in any business, which is not in connection with the Merger pursuant to this Agreement.

5.12 Financing Arrangements.

(a) Parent and Merger Sub shall use all reasonable efforts to obtain the financing contemplated by the Commitment Letters as soon as possible and in any event by the time of the Closing as provided in Section 1.2(b).

(b) The Company shall, and shall cause its Representatives to, use all reasonable efforts to cooperate with Parent and Merger Sub in obtaining the financing contemplated by the Commitment Letters within the time period specified in Section 5.12(a), provided the Company shall not be required to incur any significant expenses in carrying out such cooperation unless Parent funds such expenses in advance and the Company’s current directors shall not be required to take corporate action to authorize or approve such financing.

5.13 Escrow Agreement. Parent, the Company and the Securityholder Representative agree to execute the Escrow Agreement at the Closing.

5.14 No Transfers by Parent of Company Stock. Parent covenants and agrees that it will not, directly or indirectly, sell, assign or transfer or take any other action such that immediately prior to the Effective Time it would own beneficially and of record less than the number of, any shares of Company Stock owned by it as of the date hereof as set forth in Section 3.6.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Required Stockholder Approvals shall have been validly obtained under the DGCL and the Company Organizational Documents.

(b) No Order. No Legal Requirement, including any temporary restraining order, preliminary or permanent injunction or other order, preventing the consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered by any Governmental Entity and remain in effect, and there shall not be any Legal Requirement enacted, issued, promulgated, enforced or entered by any Governmental Entity or deemed applicable to the Merger in effect that makes the consummation of the Merger illegal.

(c) Hart-Scott-Rodino. The waiting period applicable to the consummation of the Merger (and any extension thereof) under the HSR Act shall have expired or been earlier terminated.

6.2 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that those representations and warranties which address matters only as of the date of this Agreement or another particular date shall have been true and correct only as of such date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent, and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.

(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects (except that in the case of Section 5.14, such performance and compliance shall be in all respects) with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the agreements and covenants of Parent, by an authorized executive officer of Parent, and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the agreements and covenants of Merger Sub, by an authorized executive officer of Merger Sub.

(c) Escrow Agreement. Parent, the Securityholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Material Adverse Effect contained in any specific representation or warranty other than qualifications as to those specific provisions of such representations and warranties that call for a listing of specific types of items or agreements) on the date hereof and as of the Closing Date (except that those representations and warranties which address matters only as of the date of this Agreement or another particular date shall have been true and correct only as of such date), unless, in each case or in the aggregate, the failure of such representations and warranties to be true and correct has not had and would not have a Material Adverse Effect. Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized executive officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof and be continuing.

(d) Exercise or Cancellation of Company Warrants. The Company Warrants shall have either been exercised in full or, to the extent a Company Warrant has not been so exercised, the holder thereof shall have executed and delivered to the Company (and the Company shall have delivered to Parent a true and correct copy of) a Company Warrantholder Consent reasonably satisfactory to Parent providing for the automatic cancellation of such Company Warrant, effective at the Effective Time, in exchange for the cash payment to such holder of the Warrant Consideration as described in Section 5.7(b), and waiving any applicable notice requirement relating to the Merger to the extent such notice was not timely given.

(e) Maximum Dissenting Shares. Not more than 10% of the Company Stock outstanding immediately prior to the Effective Time (for this purpose assuming the conversion into or exercise for Company Common Stock immediately prior to the Effective Time of all then outstanding Company Preferred Stock, Company Warrants and Vested Company Options) shall be Dissenting Shares.

(f) Escrow Agreement. The Securityholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VII

INDEMNIFICATION

7.1 Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement and any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing until the date that is 12 months after the Closing Date. No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period for such representation or warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

7.2 Indemnification by Company Securityholders. After the Effective Time, each Company Securityholder shall be deemed to have agreed, and hereby agrees, in accordance with and subject to the provisions set forth herein and in the Escrow Agreement, to save, defend, indemnify and hold harmless, solely from and to the extent of the Escrow Funds, Parent, Merger Sub, the Surviving Corporation and their Affiliates, and their respective Representatives, successors and assigns of each of the foregoing (collectively, the “Parent Indemnified Parties”), from and against any and all losses, damages, liabilities, deficiencies, claims, diminution of value, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees and costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), asserted against, incurred, sustained or suffered by any Parent Indemnified Party as a result of, arising out of or relating to any of the following (each, a “Parent Claim”):

(a) any breach of any representation or warranty made by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, without giving effect to any limitations or qualifications thereto as to materiality or Material Adverse Effect (other than such qualifications as to materiality or Material Adverse Effect in Sections 2.4, 2.5 and 2.6 and other than qualifications as to those specific provisions of such representations and warranties that call for a listing of specific types of items or agreements), or subject to Section 7.8, to knowledge or subsequent supplements or updates to the Company Disclosure Schedule;

(b) any breach of any covenant or agreement by the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby (including as a result of the action or failure to act of the Company);

(c) any amounts in excess of the applicable Per Share Merger Consideration required to be paid to holders of Dissenting Shares, including any interest required to be paid thereon;

(d) provided Parent has complied with Section 1.10, the amount of any Company Transaction Expenses not paid at the Closing to the extent, if any, not included as a current liability of the Company in the determination of Closing Net Working Capital pursuant to Section 1.11 and not included as Unpaid Company Transaction Expenses for the purpose of determining Total Common Consideration; and

(e) the amount of any Closing Date Company Indebtedness or Permitted Indebtedness to the extent, if any, not included as a current liability of the Company in the determination of Closing Net Working Capital pursuant to Section 1.11 and not included for the purpose of determining Total Common Consideration.

7.3 Indemnification by Parent. After the Effective Time, Parent shall save, defend, indemnify and hold harmless the Company Securityholders and their Affiliates and the respective Representatives, successors and assigns of each of the foregoing (collectively, the “Company Securityholder Indemnified Parties”) from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to any of the following (each, a “Company Securityholder Claim”):

(a) any breach of any representation or warranty made by Parent or Merger Sub contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby (without giving effect to any limitations or qualifications as to materiality, Material Adverse Effect, knowledge or other exception set forth therein); and

(b) any breach of any covenant or agreement by Parent or Merger Sub contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby.

7.4 Indemnification Claims Procedure.

(a) If a Parent Indemnified Party reasonably determines in good faith that a Parent Claim has occurred or will occur, an authorized officer or representative of such Parent Indemnified Party, as applicable, shall so notify the Securityholder Representative as promptly as possible and in any event with 15 days of such Parent Indemnified Party becoming aware of the existence of such Parent Claim, and each such notice shall be in writing and shall describe with reasonable specificity the nature and a good faith estimate of the amount of such Parent Claim, provided that the failure of the Parent Indemnified Party to provide such notice within such 15 day period shall not relieve the Company Securityholders from their indemnification obligations as set forth in this Article VII, except to the extent that such Company Securityholders are materially prejudiced by such failure. Except as provided in this Article VII, and subject to the limitations set forth in this Article VII, the procedure for satisfaction of Parent Claims is set forth in the Escrow Agreement.

(b) If a Company Securityholder Indemnified Party reasonably determines in good faith that a Company Securityholder Claim has occurred or will occur, such Company

Securityholder Indemnified Party or an authorized officer or representative of such Company Securityholder Indemnified Party, or the Securityholder Representative, on behalf of such Company Securityholder Indemnified Party, shall so notify Parent as promptly as possible, and in any event within 15 days of such Company Securityholder Indemnified Party, or the Securityholder Representative, on behalf of such Company Securityholder Indemnified Party, becoming aware of the existence of such Company Securityholder Claim, and each such notice shall be in writing and shall describe with reasonable specificity the nature and a good faith estimate of the amount of such Company Securityholder Claim, provided that the failure of the Company Securityholder Indemnified Party to provide such notice within such 15-day period shall not relieve Parent from its indemnification obligations as set forth in this Article VII, except to the extent that Parent is materially prejudiced by such failure.

7.5 Third Party Claims.

(a) In order for a Parent Indemnified Party or a Company Securityholder Indemnified Party (as applicable, an “Indemnified Party”) to be entitled to any indemnification hereunder in respect of, arising out of or involving a Loss or a claim or demand made by any third party against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the Securityholder Representative, on behalf of the Company Securityholders, or to Parent, as applicable (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of written notice of the Third Party Claim and shall provide the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) with such information with respect thereto as such Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that such Indemnifying Party is materially prejudiced by such failure.

(b) The Company Securityholders (if they are the Indemnifying Party), acting by and through the Securityholder Representative, or Parent (if it is the Indemnifying Party), as applicable, shall have the right and shall be given the opportunity, upon written notice to the Parent Indemnified Party or the Securityholder Representative, respectively, within 15 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume and control the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Company Securityholders (if they are the Indemnifying Party), acting by and through the Securityholder Representative, or Parent (if it is the Indemnifying Party) shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which such Indemnifying Party has failed to assume the defense thereof. If the Company Securityholders (if they are the Indemnifying Party), acting by and through the Securityholder Representative, do not, or if Parent (if Parent is the Indemnifying Party) does not, expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.5(b), the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) shall have the sole right to assume the defense of such Third Party Claim. If the Company Securityholders (if they are the Indemnifying Party), acting by and through the Securityholder Representative, or Parent (if it is the Indemnifying Party) assumes the defense of such Third Party Claim, such Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) assumes the defense of any Third Party Claim, the Parent Indemnified Parties or the Securityholder Representative, acting on behalf of the Company Securityholders, respectively, shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Company Securityholders (if they are the Indemnifying Party), acting by and through the Securityholder Representative, elect, or Parent (if it is the Indemnifying Party) elects, to assume the defense of such Third Party Claim in accordance with this Section 7.5(b), the Indemnified Party shall not, except at its sole cost and expense, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim without the consent of the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party). If the Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) assumes the defense of any Third Party Claim, the Indemnifying Party shall be entitled to enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim, provided such settlement, compromise or judgment (i) does not involve a finding or admission of wrongdoing on the part of the Indemnified Party, (ii) includes an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim and (iii) does not impose equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) The Securityholder Representative (if the Company Securityholders are the Indemnifying Party) or Parent (if Parent is the Indemnifying Party) shall not be entitled to require that any action be made or brought against any other Person before a claim for indemnification is made against it hereunder by the Indemnified Party.

7.6 Limits on Indemnification. In addition to the limitations on indemnification set forth elsewhere in this Article VII, and notwithstanding anything to the contrary contained in this Agreement, (i) neither the Company Securityholders (if they are the Indemnifying Party) nor Parent (if it is the Indemnifying Party) shall be liable for any claim for indemnification pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, unless and until the aggregate amount of indemnifiable Losses which may be recovered from such Indemnifying Party equals or exceeds $1,043,000, in which case the Indemnifying Party shall be liable for the full amount of such Losses above such amount, (ii) the amount of any such Losses shall be calculated net of insurance proceeds actually received by the Indemnified Party in respect of such Losses and the Indemnified Party agrees to promptly seek reimbursement for any and all Losses from any applicable insurance coverage (it being agreed that any indemnification hereunder is not to be deemed insurance, whether primary, excess or otherwise), (iii) in calculating the amount of any such Losses, there shall be taken into account any net Tax benefit or detriment of the Indemnified Party arising from the incurrence or payment of any such Losses or the receipt of, or right to receive, any indemnity payment hereunder, (iv) there shall not be any multiple recovery for any Losses and (v) in no event shall any Indemnified Party be entitled to recover punitive damages (except to the extent the Indemnified Party sustains Losses comprised of punitive damages arising from a Third Party Claim) or damages calculated on the bases of a diminution in value of any Company Stock, stock of the Surviving Corporation or Parent Common Stock. In computing the amount of any such Tax benefit or detriment, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of (or right to receive) any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For the avoidance of doubt, no Tax detriment shall be deemed to be realized by an Indemnified Party from the receipt of an indemnity payment which is properly treated as an adjustment to the Per Share Merger Consideration, Option Consideration or Warrant Consideration pursuant to Section 7.7. The Indemnified Party may not make a claim for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, for breach by the Indemnifying Party of any representation or warranty after the expiration of the survival period specified in Section 7.1. All Parent Claims will be subject to and made in accordance with, and will be governed by, the Escrow Agreement.

7.7 Treatment of Indemnification Payments to Parent Indemnified Parties. The Company Securityholders, the Securityholder Representative and Parent agree to (and Parent agrees to cause all Parent Indemnified Parties to) treat any indemnification amount received by any Parent Indemnified Party pursuant to this Article VII as adjustments to the Per Share Merger Consideration, Option Consideration and Warrant Consideration for all Tax purposes, to the maximum extent permitted by applicable Legal Requirements.

7.8 Effect of Investigation, Disclosure or Knowledge. If the Effective Time occurs, Parent expressly reserves the right to seek indemnification under this Article VII for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to or knowledge of Parent in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof; provided, that, notwithstanding the foregoing or any other provision of this Agreement, to the extent that as a result of any such investigation or disclosure Parent has, prior to the Closing, actual knowledge of such breach which would entitle Parent and Merger Sub, pursuant to Section 6.3(a), 6.3(b) or 6.3(c), not to consummate the Merger, or, pursuant to Section 8.1(d)(ii), to terminate this Agreement, and Parent and Merger Sub elect to consummate the Merger, then the Parent Indemnified Parties shall be deemed to have irrevocably waived any right to indemnification for any Losses asserted against, incurred, sustained or suffered by any Parent Indemnified Party as a result of, arising out of or relating to such breach or such facts or circumstances.

7.9 Escrow Funds and This Article VII as Sole and Exclusive Remedy; Cap on Parent Indemnification Obligation for Certain Breaches.

(a) Notwithstanding any provision of this Article VII or any other provision of this Agreement, following the Effective Time, recovery from the Escrow Funds shall be the sole and exclusive remedy of the Parent Indemnified Parties for any breaches of any representation, warranty, covenant or agreement contained in this Agreement or in any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby. Without limiting the ability of the Parent Indemnified Parties to bring a claim based on fraud (provided that in the case of such a claim, in no event shall any Company Securityholder be liable for an amount exceeding the amount of cash consideration actually received by such Company Securityholder pursuant to this Agreement), the provisions of this Article VII and the provisions of the Escrow Agreement constitute the sole and exclusive remedy of the Parent Indemnified Parties with respect to all claims relating to this Agreement, any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby, or the Escrow Agreement.

(b) Without limiting the ability of the Company Securityholders, or the Securityholder Representative, on behalf of the Company Securityholders, to bring a claim based on fraud, the maximum aggregate amount of indemnifiable Losses which may be recovered by Company Securityholder Indemnified Parties pursuant to Section 7.3(a) shall be $20,000,000.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent duly authorized by the respective boards of directors of Parent and the Company;

(b) by either the Company or Parent, by written notice to the other no earlier than three business days after June 30, 2006 (such date being referred to as the “Original End Date”) if the Original End Date cannot be or has not been validly extended pursuant to this Section 8.1(b), and if the Merger shall not have been consummated by the Original End Date; provided, that the Original End Date may be extended to July 31, 2006 (the “Final End Date”) by either Parent or the Company, by written notice to the other on or within two business days after the Original End Date, if the Merger shall not have been consummated by the Original End Date as of the result of a failure to satisfy the condition set forth in Section 6.1(c) as of the Original End Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before the Original End Date or the Final End Date, as applicable;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action shall have become final and nonappealable;

(d) (i) by the Company, if Parent or Merger Sub breaches in any material respect or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform is either incurable or has not been cured on or prior to five days before the Original End Date or, if the Original End Date has been validly extended pursuant to Section 8.1(b), five days before the Final End Date, and such breach or failure to perform would permit the Company, pursuant to Section 6.2(a) or 6.2(b), not to consummate the Merger or (ii) by Parent, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform is either incurable or has not been cured on or prior to five days before the Original End Date or, if the Original End Date has been validly extended pursuant to Section 8.1(b), five days before the Final End Date, and such breach or failure to perform would permit Parent and Merger Sub, pursuant to Section 6.3(a) or 6.3(b), not to consummate the Merger;

(e) by Parent, at any time prior to the Required Stockholder Approvals having been obtained, if a Company Triggering Event shall have occurred; and

(f) by the Company, in accordance and subject to compliance with the terms of Section 5.3(d).

For purposes of this Agreement, a “Company Triggering Event” shall be deemed to have occurred if: (i) the Company’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation to the Company’s stockholders to vote, or act by written consent, in favor of the Company Proposals or (ii) the Board of Directors of the Company or any committee thereof shall have approved or recommended any Acquisition Proposal or Superior Offer.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery by the terminating party of a valid written notice of termination to the other party hereto in accordance with the terms hereof. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except that (i) Section 5.4(a), Section 5.5, this Section 8.2, Section 8.3, Section 8.4 (to the extent applicable in accordance with its terms) and Article IX shall survive the termination of this Agreement and remain in full force and effect (in the case of Article IX, solely to the extent applicable to the other surviving provisions set forth in this clause (i)) and (ii) nothing herein shall relieve any party from liability for any breach of any covenant or agreement contained in this Agreement prior to termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses. All fees and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of accountants, financial advisors, financial sponsors, lenders, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated. Except as provided in Section 1.10 (if the Closing occurs), all fees and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its financial advisors (including SGAS) and legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP), shall be paid by the Company. In the event of a termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

8.4 Termination Fee. So long as Parent and Merger Sub shall not have materially breached their obligations under this Agreement, in the event that this Agreement is validly terminated pursuant to Section 8.1(e) or 8.1(f) and within nine months of such termination an Alternative Transaction is approved by the Company’s Board of Directors and is consummated, then simultaneously with the consummation of such Alternative Transaction, the Company shall pay to Parent, in immediately available funds, a fee of Three Million One Hundred Twenty Nine Thousand United States Dollars (U.S. $3,129,000).

8.5 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement by the stockholders of the Company; provided, that, after approval and adoption of this Agreement by the stockholders of the Company, no amendment shall be made which under the DGCL requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

8.6 Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by its respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing executed and delivered by a duly authorized officer on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to Parent or Merger Sub, to:

Green Mountain Coffee Roasters, Inc.
33 Coffee Lane
Waterbury, Vermont 05676
	Attention:	Frances Rathke
Chief Financial Officer
	Telephone No.:	(802) 244-5621
	Telecopy No.:	(802) 244-6566

with a copy to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
	Attention:	Dennis J. Friedman
	Telephone No.:	(212) 351-3900
	Telecopy No.:	(212) 351-6201

(b)	if to the Company, to:

Keurig, Incorporated
101 Edgewater Drive
Wakefield, MA 01880
	Attention:	Nicholas Lazaris
Chief Executive Officer
	Telephone No.:	(781) 246-3466 x110
	Telecopy No.:	(781) 346-3499

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street
Boston, MA 02108
	Attention:	Kent A. Coit
	Telephone No.:	(617) 573-4835
	Telecopy No.:	(617) 573-4822

(c)	if to the Securityholder Representative, to:

United States Trust Company, N.A., as
Trustee of the Memorial Drive Trust
600 Fourteenth Street N.W.
Washington, D.C. 20005-3314
	Attention:	Norman Goldberg
	Telephone No.:	(202) 585-4175
	Telecopy No.:	(202) 783-7054

with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:	Mark Burnett
Telephone No.:	(617) 570-1031
Telecopy No.:	(617) 523-1231

9.2 Interpretation; Knowledge. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Additional Definitions. For purposes of this Agreement:

(a) An “Affiliate” of any Person means another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control”, including the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, as general partner or managing partner, or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person, it being understood and agreed that for purposes of this Agreement, neither Parent nor any of its Affiliates shall be deemed to be an Affiliate of the Company;

(b) “Alternative Transaction” means a transaction or series of related transactions (other than the transactions contemplated by this Agreement or any amendment of this Agreement) involving (A) any direct or indirect acquisition or purchase of all or any portion of the capital stock of the Company or assets of the Company (other than inventory to be sold in the ordinary course of business consistent with past practice), (B) any merger, consolidation or other business combination involving the Company or (C) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company;

(c) “Contract” shall mean any agreement, contract, subcontract, settlement agreement, lease, instrument, note, warranty, purchase order, license, sublicense, or other legally binding commitment or understanding, whether written or oral and whether express or implied;

(d) “Knowledge” means, with respect to the Company, with respect to any matter in question, the actual knowledge, after due inquiry, of Nicholas Lazaris, Stephen Sanford or Michael Degnan;

(e) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by any Governmental Entity;

(f) “Liens” shall mean any lien, pledge, claim, charge, encumbrance, mortgage, limitation, condition, equitable interest, option, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership;

(g) “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance, effect or state of facts (any such item, an “Effect”) that, individually or when taken together with all other previously occurring Effects, is materially adverse to (X) the business, operations, assets, financial condition or results of operations of the Company or (Y) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, including payment of the fees and expenses of the Company’s accountants, attorneys and financial advisor in connection with the Company’s auction process, this Agreement and the Merger; (B) any Effect that results from changes affecting the industry in which the Company operates generally (whether in the United States or internationally), which changes in each case do not materially disproportionately affect the Company; (C) any Effect arising directly from or that is directly related to the public announcement of this Agreement, or the pendency of the Merger, including the loss of any employees, customers, suppliers, roaster partners or distributors; (D) any impact on or consequence to the Company of any action or omission of Parent in its capacity as a roaster partner of the Company or any communications by Parent with any customer, supplier, roaster partner or distributor of the Company; or (E) any Effect referred to in Section 2.6 of the Company Disclosure Schedule, provided that if the description of such Effect sets forth a dollar limit, then with respect to such Effect, only to the extent of such dollar limit. For the avoidance of doubt, Section 2.6 of the Company Disclosure Schedule shall mean only Section 2.6 and not Sections 2.6(c), 2.6(e), 2.6(g), 2.6(i) or 2.6(l);

(h) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(i) “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(j) “Tax Return” shall mean any return, declaration, report, claim for refund, information return or similar document filed or required to be filed with respect to any Taxes, including any amendment thereof; and

(k) “Taxes” shall mean any and all federal, state, local and foreign taxes and other similar governmental charges, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Accountants' Determination	1.11(d)
Acquisition Proposal	5.3(a)
Affiliate	9.3(a)
Aggregate Preferred Priority Amount	1.6(a)
Agreement	Preamble
Alternative Transaction	9.3(b)
Benefit Arrangement	2.12(a)
Bylaws	1.4
Certificate of Merger	1.2(a)
Certificates	1.7(b)
Charter	1.6(a)
Closing	1.2(b)
Closing Date	1.2(b)
Closing Date Company Indebtedness	1.6(a)
Closing Date Purchase Price	1.6(a)
Closing Net Working Capital	1.11(b)
Code	1.7(c)
Commitment Letters	3.3
Company	Preamble
Company Balance Sheet	2.4
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article II
Company Indebtedness	1.6(a)
Company Indemnified Liabilities	5.9(a)
Company Indemnified Parties	5.9(a)
Company Indemnified Proceedings	5.9(a)
Company Option	1.6(a)
Company Organizational Documents	2.1(b)
Company Participants	5.8(a)
Company Patents	2.8(a)
Company Permits	2.9(b)
Company Preferred Stock	1.6(a)
Company Proposals	5.1(a)

Company Registered Copyrights	2.8(a)
Company Registered IP	2.8(a)
Company Registered Marks	2.8(a)
Company Scheduled Contract	2.15(a)
Company Securities	1.6(a)
Company Securityholder Claim	7.3
Company Securityholder Indemnified Parties	7.3
Company Securityholders	1.6(a)
Company Stock	1.6(a)
Company Transaction Expenses	1.6(a)
Company Triggering Event	8.1(f)
Company Warrantholder Consent	5.7(b)
Company Warrants	2.2(c), 1.6(a)
Confidentiality Agreement	5.4(a)
Continuing Company Option	5.7(a)(ii)
Continuing Management	1.11(a)
Contract	9.3(c)
Copyrights	2.8(d)
DGCL	Recitals
Dissenting Shares	1.6(b)(iv)
DOJ	5.6(a)
Effect	9.3(h)
Effective Time	1.2(a)
Employee	2.12(a)
Employee Plans	2.12(a)
Environmental Law	2.14(e)
ERISA	2.12(a)
ERISA Affiliate	2.12(a)
Escrow Agent	1.6(d)(i)
Escrow Agreement	1.6(d)(i)
Escrow Amount	1.6(a)
Escrow Funds	1.6(d)(i)
Excess Working Capital Payment	1.11(e)(i)
Exchange Act	5.6(a)
Final End Date	8.1(b)
Financial Statements	2.4
FTC	5.6(a)
GAAP	1.11(b)
General Escrow Earnings	1.6(d)(ii)
Governmental Entity	2.3(d)
Hazardous Material	2.14(a)
HSR Act	2.3(d)
Inbound License Contracts	2.8(b)
Indemnified Party	7.5(a)
Indemnifying Party	7.5(a)
Independent Accounting Firm	1.11(c)
Information Statement	2.16(a)
Intellectual Property	2.8(d)

IP Contracts	2.8(b)
Knowledge	9.3(d)
Legal Proceeding	2.10
Legal Requirements	9.3(e)
Liens	9.3(f)
Losses	7.2
Majority Holders	1.12(c)
Material Adverse Effect	9.3(g)
Merger	1.1
Merger Sub	Preamble
Merger Sub Organizational Documents	3.1(b)
Names	2.8(g)
Necessary Consents	2.3(d)
Option Consideration	5.7(a)(i)
Option Exchange Ratio	5.7(a)(ii)
Option Plans	1.6(a)
Original End Date	8.1(b)
Outbound License Contracts	2.8(b)
Parent	Preamble
Parent Claim	7.2
Parent Common Stock	5.7(a)(ii)
Parent Exercise Price	5.7(a)(ii)
Parent Indemnified Parties	7.2
Parent Market Price	5.7(a)(ii)
Parent Option	5.7(a)(ii)
Parent Organizational Documents	3.1(b)
Patents	2.8(d)
Paying Agent	1.7(a)
Paying Agent Fund	1.7(a)
Pension Plan	2.12(a)
Per Share Merger Consideration	1.6(a)
Permits	2.9(b)
Permitted Fiduciary Action	5.3(d)
Permitted Indebtedness	4.1(b)(xviii)
Person	9.3(h)
Preferred Per Share Priority Payment	1.6(a)
Proportionate Percentage	1.6(d)(i)
Purchase Price	1.6(a)
Reference Amount	1.11(e)(i)
Representatives	5.4(b)
Required Stockholder Approvals	2.3(b)(ii)
Securities Act	5.6(a)
Securityholder Representative	1.12(a)
Series A Preferred Stock	1.6(a)
Series B Preferred Stock	1.6(a)
Series C Preferred Stock	1.6(a)
SGAS	2.11
SGAS Engagement Letter	2.11

Software	2.8(d)
Statutory Merger Stockholder Approval	2.3(b)(ii)
Stock Rights Agreement Consent	2.3(b)(ii)
Stockholders' Meeting	5.1(a)
Subsidiary	9.3(i)
Superior Offer	5.3(c)
Surviving Corporation	1.1
Tax Return	9.3(j)
Taxes	9.3(k)
Third Party Claim	7.5(a)
Total Common Consideration	1.6(a)
Trade Secrets	2.8(d)
Trademarks	2.8(d)
Transactions	5.4(a)
Unowned Percentage	1.11(e)(i)
Unpaid Company Transaction Expenses	1.6(a)
Vested Company Options	1.6(a)
Warrant Consideration	5.7(b)
Welfare Plan	2.12(a)
Working Capital Shortfall Payment	1.11(e)(ii)

9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule are not intended to confer upon any other Person any rights or remedies hereunder and constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, communications and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof (including the letter agreement dated April 14, 2006 between Parent and the Company), except for the Confidentiality Agreement which shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. Neither this Agreement nor the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, are intended to confer upon any other Person any rights or remedies hereunder except (i) as provided in Section 5.9(d), (ii) if the Effective Time occurs, the rights of the holders of Company Stock, Company Options and Company Warrants to receive the consideration provided for in Article I and Section 5.7 and the rights of Company Securityholders (and the right of the Securityholder Representative to enforce such rights) to receive amounts which may become distributable to them in accordance with Article VII and the Escrow Agreement, and (iii) for the right of the Company, on behalf of the holders of Company Stock, Company Options and Company Warrants, to enforce this Agreement and claim and obtain damages on their behalf (subject to and without limitation of Section 9.8), in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub.

9.7 Severability. In the event that any provision or portion of any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Other Remedies. Except as otherwise provided herein (including, if the Effective Time occurs, the limitations set forth in Article VII), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.9 Governing Law Jurisdiction. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws of any other jurisdiction that might otherwise govern under applicable principles of conflicts of laws of the State of Delaware. Each party hereby irrevocably (i) submits to the jurisdiction of any Delaware state court or any United States federal court located in the State of Delaware with respect to any suit, action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof brought by any other party or its successors or assigns, (ii) agrees that such courts will be proper forums in which to adjudicate any such suit, action or proceeding and (iii) agrees that it will not object to such venue or the jurisdiction of such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder, as the case may be, in whole or in part, by operation of law or otherwise, without the prior written approval of the other parties. Any purported assignment in violation of this Section 9.11 shall be void; provided, however, that Merger Sub may assign this Agreement to another wholly-owned Subsidiary of Parent without the prior written approval of the Company (which wholly-owned subsidiary of Parent shall then be deemed to be “Merger Sub” for all purposes of this Agreement) and Merger Sub may make a collateral assignment of its rights under this Agreement to its senior secured lender; provided further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.12 No Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

9.13 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.14 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.15 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

9.16 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:	/s/ Frances G. Rathke
Name:	Frances G. Rathke
Title:	Chief Financial Officer

KARMA MERGER SUB, INC.

By:	/s/ Frances G. Rathke
Name:	Frances G. Rathke
Title:	President

KEURIG, INCORPORATED

By:	/s/ Nicholas Lazaris
Name:	Nicholas Lazaris
Title:	President and Chief Executive Officer

UNITED STATES TRUST COMPANY, N.A., as Trustee of the Memorial Drive Trust, solely in its capacity as Securityholder Representative

By:	/s/ Norman R. Goldberg
Name:	Norman R. Goldberg
Title:	Managing Director